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Filed pursuant to Rule 424(b)(5)
File No. 333-148677

CALCULATION OF REGISTRATION FEE

Title of each class of Securities to be Registered	Amount to be Registered	Proposed Maximum Offering Price per Security	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee

Convertible Subordinated Notes due 2015	$172,500,000(1)(2)	100%	$172,500,000(1)(2)	$6,779.25(3)

Common Stock, par value $0.01 per share(4)	—(5)	—(5)	—(5)	—(6)

(1)
Equals the aggregate principal amount of Convertible Subordinated Notes due 2015 to be registered hereunder. These amounts are estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(r) of the Securities Act of 1933, as amended (the "Securities Act").

(2)
Includes $22,500,000 in aggregate principal amount of Convertible Subordinated Notes due 2015 that may be offered and sold pursuant to the exercise in full of the underwriters' option to cover over-allotments.

(3)
Calculated pursuant to Rule 457(r) under the Securities Act.

(4)
The common stock being registered hereby includes associated rights to acquire Series A junior participating preferred stock of Theravance, Inc., pursuant to the Rights Agreement described in the prospectus.

(5)
Pursuant to Rule 416 of the Securities Act, the registration statement shall include an indeterminate number of shares of common stock that may be issued or become issuable in connection with stock splits, stock dividends, recapitalizations or similar events.

(6)
Pursuant to Rule 457(i) under the Securities Act, no separate registration fee is required for the shares of common stock underlying the Convertible Subordinated Notes due 2015 because no additional consideration is to be received in connection with the exercise of the conversion privilege.

Filed pursuant to Rule 424(b)(5)
File No. 333-148677

                P R O S P E C T U S

$150,000,000

3% Convertible Subordinated Notes due 2015

The Offering:

                The notes will bear interest at the rate of 3% per year, payable semiannually on January 15 and July 15 of each year, beginning July 15, 2008. The notes will mature on January 15, 2015. The notes will be our unsecured subordinated obligations and will be subordinated in right of payment to all of our existing and future senior indebtedness and effectively subordinated to all of our existing and future secured indebtedness to the extent of the value of the assets securing that indebtedness and to all existing and future indebtedness and other liabilities of our subsidiaries.

Convertibility of the Notes:

                Holders may convert their notes into shares of our common stock at an initial conversion rate of 38.6548 shares for each $1,000 in notes (equivalent to an initial conversion price of approximately $25.87 per share), subject to adjustment, at any time prior to the close of business on the business day immediately preceding the stated maturity date. Our common stock is listed on the Nasdaq Global Market under the symbol "THRX". On January 16, 2008, the last reported sale price of our common stock was $19.90 per share.

Fundamental Changes:

                If we experience a "fundamental change," as defined herein, each holder may require us to purchase for cash all or a portion of such holders' notes at a redemption price equal to 100% of the principal amount of the notes to be redeemed, plus accrued and unpaid interest to but excluding the repurchase date. In addition, we will in some circumstances increase the conversion rate of the notes with a make-whole premium for conversions in connection with certain fundamental changes.

Redemption of the Notes:

                We may not redeem the notes prior to January 15, 2012. On or after January 15, 2012 and prior to the maturity date, we may redeem for cash all or part of the notes if the last reported sale price of our common stock has been greater than or equal to 130% of the conversion price then in effect for at least 20 trading days during any 30 consecutive trading day period prior to the date on which we provide notice of redemption. The redemption price will equal 100% of the principal amount of the notes to be redeemed, plus accrued and unpaid interest to but excluding the redemption date. We will make at least eight semiannual interest payments (including the interest payments on July 15, 2008, and January 15, 2012) in the full amount required by the indenture before we can redeem the notes at our option.

                Investing in the notes involves risks. See "Risk Factors" beginning on page 14.

	Per Note	Total
Public offering price	100%	$150,000,000
Underwriting discount	3%	$4,500,000
Proceeds, before expenses, to us	97%	$145,500,000

                The underwriters may also purchase up to an additional $22,500,000 principal amount of notes within 30 days from the date of this prospectus to cover overallotments, if any.

                Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

                The notes will be ready for delivery in book entry form only through the facilities of The Depository Trust Company on or about January 23, 2008.

Merrill Lynch & Co.	Goldman, Sachs & Co.

The date of this prospectus is January 16, 2008.

TABLE OF CONTENTS

Prospectus

              You should rely only on the information contained or incorporated by reference in this prospectus. We have not, and the underwriters have not, authorized anyone to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. We are not, and the underwriters are not, making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted. You should assume that the information appearing in this prospectus and the documents incorporated by reference in this prospectus is accurate only as of the date on those respective documents. Our business, financial condition, results of operations and prospects may have changed since those dates. You should read this prospectus, including the documents incorporated by reference in this prospectus, when making your investment decision. You should also read and consider the information in the documents we have referred you to in the sections of the prospectus entitled "Where You Can Find More Information."

              This prospectus contains summaries of certain provisions contained in some of the documents described herein, but reference is made to the actual documents for complete information. All of the summaries are qualified in their entirety by the actual documents. Some of the documents referred to herein have been filed as exhibits to the registration statement of which this prospectus is a part, while others are incorporated by reference from our previously filed periodic reports or our Registration Statement on Form 8-A (Commission File No. 000-30319), filed on September 27, 2004, and amendments thereto, including their exhibits, and you may obtain copies of these documents as described below under "Where You Can Find More Information."

              General information about us can be found on our website at "http://www.theravance.com". The information on our website is for information only and should not be relied on for investment purposes. The information on our website is not incorporated by reference into this prospectus and should not be considered part of this or any other report filed with the Securities and Exchange Commission.

ABOUT THIS PROSPECTUS

              This prospectus is part of a registration statement that we filed with the Securities and Exchange Commission (SEC), utilizing a "shelf" registration process. This prospectus provides you with the specific details regarding this offering, including the principal amount, conversion rate and ranking of our notes, and the risks of investing in our notes. To the extent information in this prospectus is inconsistent with any of the documents incorporated by reference into this prospectus, you should rely on this prospectus. You should read and consider the information in this prospectus together with the additional information described under the headings "Where You Can Find More Information" and "Information Incorporated by Reference."

NOTE REGARDING FORWARD-LOOKING STATEMENTS

              The information in this prospectus contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended (Securities Act), and Section 21E of the Securities Exchange Act of 1934, as amended. Such statements are based upon current expectations that involve risks and uncertainties. Any statements contained herein that are not of historical fact, including, without limitation, statements regarding our strategy, future operations, future financial position, future revenues, projected costs, prospects, plans, goals and objectives, may be forward-looking statements. The words "anticipates," "believes," "designed," "estimates," "expects," "goal," "intends," "may," "plans," "projects," "pursuing," "will," "would" and similar expressions (including the negatives thereof) are intended to identify forward-looking statements, although not all forward-looking statements contain these identifying words. We may not actually achieve the plans, intentions, expectations or objectives disclosed in our forward-looking statements and the assumptions underlying our forward-looking statements may prove incorrect. Therefore, you should not place undue reliance on our forward-looking statements. Actual results or events may differ significantly from the results discussed in the forward-looking statements we make. Factors that might cause such a discrepancy include, but are not limited to those discussed below in "Risk Factors." All forward-looking statements in this document are based on information available to us as of the date hereof and we assume no obligation to update any such forward-looking statements.

WHERE YOU CAN FIND MORE INFORMATION

              We have filed with the SEC a registration statement on Form S-3 under the Securities Act relating to the notes and the common stock issuable upon conversion thereof offered by this prospectus. This prospectus is a part of that registration statement, which includes additional information not contained in this prospectus.

              We file annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy any document we file with the SEC (including exhibits to such documents) at the SEC's Public Reference Room at 100 F Street, N.E., Room 1580, Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the Public Reference Room. Our SEC filings are also available to the public at the SEC's website at www.sec.gov.

INCORPORATION BY REFERENCE

              The SEC allows us to "incorporate by reference" the information we file with them, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this prospectus, and information that we file later with the SEC will automatically update and supersede this information. We incorporate by reference the documents listed below (except the information contained in such documents to the extent "furnished" and not "filed") and any future filings we make with the SEC under Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934:

  1.
  Annual Report on Form 10-K for the year ended December 31, 2006, filed on March 1, 2007.

  2.
  All information in our proxy statement filed with the SEC on March 12, 2007 to the extent incorporated by reference in our Annual Report on Form 10-K for the year ended December 31, 2006.

  3.
  Quarterly Report on Form 10-Q for the quarter ended March 31, 2007, filed on May 8, 2007.

  4.
  Quarterly Reports on Form 10-Q and 10-Q/A for the quarter ended June 30, 2007, filed on August 8, 2007 and August 15, 2007, respectively.

  5.
  Quarterly Report on Form 10-Q for the quarter ended September 30, 2007, filed on November 7, 2007.

  6.
  Report on Form 8-K filed on February 20, 2007.

  7.
  Report on Form 8-K filed on February 21, 2007.

  8.
  Report on Form 8-K filed on April 30, 2007.

  9.
  Report on Form 8-K filed on June 29, 2007.

  10.
  Report on Form 8-K filed on July 3, 2007.

  11.
  Report on Form 8-K filed on July 11, 2007.

  12.
  Report on Form 8-K filed on July 20, 2007.

  13.
  Report on Form 8-K filed on July 31, 2007.

  14.
  Report on Form 8-K filed on September 13, 2007.

  15.
  Report on Form 8-K filed on January 7, 2008.

  16.
  Report on Form 8-K filed on January 11, 2008.

  17.
  Report on Form 8-K filed on January 15, 2008.

  18
  .  The description of our common stock and preferred stock purchase rights contained in the Registration Statement on Form 8-A filed with the SEC on September 27, 2004.

              You may request, and we will provide you with, a copy of these filings, at no cost, by calling us at (650) 808-6000 or by writing to us at the following address:

Theravance, Inc.
901 Gateway Boulevard
South San Francisco, CA 94080
Attn: Investor Relations

PROSPECTUS SUMMARY

              This summary highlights selected information contained elsewhere or incorporated by reference in this prospectus. This summary may not contain all the information that you should consider before investing in our notes. You should read the entire prospectus carefully, including "Risk Factors" and the financial statements incorporated by reference in this prospectus, before making an investment decision. Unless the context otherwise requires, any reference to "Theravance," "we," "our" and "us" in this prospectus refers to Theravance, Inc., a Delaware corporation, and its subsidiaries.

Theravance, Inc.

Overview

              We are a biopharmaceutical company with a pipeline of internally discovered product candidates. We are focused on the discovery, development and commercialization of small molecule medicines across a number of therapeutic areas including respiratory disease, bacterial infections and gastrointestinal motility dysfunction. Of our six programs in development, four are in late stage—our telavancin program focusing on treating serious Gram-positive bacterial infections with Astellas Pharma Inc. (Astellas), our Horizon program (formerly referred to as Beyond Advair) with GlaxoSmithKline plc (GSK), our Gastrointestinal Motility Dysfunction program and TD-1792, our investigational antibiotic for the treatment of serious Gram-positive bacterial infections. By leveraging our proprietary insight of multivalency to drug discovery focused on validated targets, we are pursuing a next generation strategy designed to discover superior medicines in areas of significant unmet medical need. None of our product candidates have been approved for marketing and sale to patients and we have not received any product revenue to date.

              Our strategy focuses on the discovery, development and commercialization of medicines with superior efficacy, convenience, tolerability and/or safety. By primarily focusing on biological targets that have been clinically validated either by existing medicines or by potential medicines in late-stage clinical studies, we can leverage years of available knowledge regarding a target's activity and the animal models used to test potential medicines against such targets. We move a product candidate into development after it demonstrates the potential to be superior to existing medicines or drug candidates in animal models that we believe correlate to human clinical experience. This strategy of developing the next generation of existing medicines or potential medicines is designed to reduce technical risk and increase productivity. We believe that we can enhance the probability of successfully developing and commercializing medicines by identifying at least two structurally different product candidates, whenever practicable, in each therapeutic program.

Our Programs

              The following table summarizes the status of our product candidates for internal development or co-development.

              In the table above:

  •
  Phase 1 indicates initial clinical safety testing in healthy volunteers, or studies directed toward understanding the mechanisms of action of the drug.

  •
  Phase 2 indicates further clinical safety testing and preliminary efficacy testing in a limited patient population.

  •
  Phase 3 indicates evaluation of clinical efficacy and safety within an expanded patient population.

  •
  NDA indicates that a new drug application has been submitted to and accepted for filing by the U.S. Food and Drug Administration (FDA).

  •
  We consider programs in which at least one compound has successfully completed a Phase 2a study showing efficacy and tolerability as having achieved Proof of Concept.

  •
  Development Status indicates the most advanced stage of development that has been completed or is in process.

Bacterial Infections Programs

              Our bacterial infections program has been dedicated to finding new antibiotics for serious infections due to Gram-positive bacteria, including methicillin-resistant Staphylococcus aureus (MRSA). This program has resulted in the discovery of telavancin and a unique heterodimer antibiotic, TD-1792.

Telavancin

              Telavancin, the lead product candidate in our bacterial infections program targeting resistant Gram-positive pathogens, is a bactericidal, once-daily injectable antibiotic with a multifunctional mechanism of action. Our goal is for telavancin to become first-line therapy in treating serious Gram-positive complicated skin and skin structure infections (cSSSI) and hospital-acquired pneumonia (HAP) bacterial infections.

    Telavancin Development Status

              Based on results from ATLAS 1 and ATLAS 2, our large, multi-center, multinational, double-blind, randomized Phase 3 clinical studies in which 1,867 patients were enrolled and treated, 719 of whom were infected with MRSA, in December 2006 we submitted our first new drug application (NDA) to the FDA for telavancin for the treatment of cSSSI caused by Gram-positive bacteria. In October 2007, the FDA issued an approvable letter for our NDA filing. The FDA letter indicated that the telavancin application is approvable, subject to: resolution of current good manufacturing practices (cGMP) compliance issues not specifically related to telavancin at a third-party manufacturer; and submission of revised labeling or re-analyses of clinical data or additional clinical data. We are preparing a complete response to the approvable letter and believe that no additional clinical studies will need to be initiated to respond. On January 11, 2008, we announced that the Anti-Infective Drugs Advisory Committee to the FDA is scheduled to meet to review our telavancin NDA for the proposed indication to treat cSSSI on February 27, 2008. Telavancin is also under review for its safety and efficacy by regulatory authorities in the European Union for the treatment of complicated skin and soft tissue infections and in Canada for the treatment of cSSSI.

              In December 2007 we announced results from ATTAIN 1 and ATTAIN 2, our large, multi-center, multinational, double-blind, randomized Phase 3 clinical studies in HAP in which 1,503 patients were enrolled and treated, 464 of whom were infected with MRSA. In each study, telavancin achieved its objective of non-inferiority in the all-treated and clinically evaluable patient populations. Currently, we plan to submit an NDA for the HAP indication to the FDA in 2008.

    Our Relationship with Astellas

              In November 2005, we entered into a collaboration arrangement with Astellas for the development and commercialization of telavancin. In July 2006, Japan was added to our telavancin collaboration, thereby giving Astellas worldwide rights to this potential medicine. Through September 30, 2007, we have received $158.0 million in upfront, milestone and other fees from Astellas and we are eligible to receive up to an additional $60.0 million in remaining milestone payments if regulatory filings and approvals in various regions of the world are achieved. If telavancin is commercialized we will be entitled to receive royalties on global sales of telavancin that, on a percentage basis, range from the high teens to the upper twenties depending on sales volume. Under this arrangement, we will be responsible for substantially all costs to develop and obtain U.S. regulatory approval for telavancin for cSSSI and HAP, and Astellas will be responsible for substantially all costs associated with commercialization and further development of telavancin.

TD-1792

              TD-1792 is an investigational heterodimer antibiotic that combines the antibacterial activities of a glycopeptide and a beta-lactam in one molecule. The goal of our program with TD-1792 is to develop a next-generation antibiotic for the treatment of serious infections caused by Gram-positive bacterial infections.

    TD-1792 Development Status

              In July 2007 we announced results from an approximately 200-patient study in cSSSI with TD-1792. In September 2007, we announced that we retained full ownership rights of TD-1792 as a result of Astellas' decision not to exercise its right to license the compound under our telavancin collaboration arrangement. We are currently conducting further studies with TD-1792 to evaluate the potential of this compound in more serious infections such as bacteremia.

Respiratory Programs

              We have three development programs directed toward asthma and/or chronic obstructive pulmonary disease (COPD): our Horizon program (formerly referred to as Beyond Advair) with GSK, and our Muscarinic Antagonist—Beta2 Agonist (MABA) and our Long-Acting Muscarinic Antagonist (LAMA) programs. GSK has licensed both our MABA and LAMA programs, pursuant to the terms of our 2004 strategic alliance.

Horizon Program with GlaxoSmithKline

              In November 2002, we entered into our Horizon collaboration with GSK to develop and commercialize a Long-Acting Beta2 Agonist (LABA) product candidate for the treatment of asthma and COPD. This product candidate is intended to be administered via inhalation once daily both as a single agent new medicine and as part of a new combination medicine with an inhaled corticosteroid (ICS). The collaboration intends to develop a new generation product to replace Advair®, which had sales of approximately $6.1 billion in 2006 as reported by GSK in early 2007. Each company contributed four LABA product candidates to the program.

              Through September 30, 2007, we received $60.0 million in upfront and milestone payments related to the clinical progress of our product candidates. In addition, we are entitled to receive the same royalties on product sales of medicines from the Horizon program, regardless of whether the product candidate originated with us or with GSK. The royalty structure is downward tiering and would result in an average percentage royalty rate in the low- to mid-teens at annual net sales of up to approximately $4.0 billion and the average royalty rate would decline to single digits at annual net sales of more than $6.0 billion. Sales of single agent LABA medicines and combination LABA/ICS medicines would be combined for the purposes of this royalty calculation. In the event that a LABA product candidate discovered by GSK is successfully developed and commercially launched in multiple regions in the world, we will be obligated to make payments to GSK of up to $220.0 million. Based on available information, we do not estimate that a significant portion of these potential milestone payments to GSK are likely to be made in the next three years. The current lead LABA candidate, GW642444 (`444), is a GSK-discovered compound.

    Horizon Development Status

              In April 2007 the collaboration reported results from the Phase 2b clinical program, in which two LABA product candidates, dosed once daily, achieved clinically significant increases in bronchodilation at least equivalent to that of salmeterol dosed twice daily. Based on these results, in late December 2007 the lead LABA compound in development, '444, progressed into a 28-day Phase 2b study designed to enroll 600 patients with asthma and is planned to progress into Phase 2b studies in COPD in the first half of 2008. In addition, in a recent 8-week, 650-patient Phase 2 study of the lead ICS, GW685698 ('698), both doses studied (200 mcg and 400 mcg) showed improved lung function dosed once daily compared to placebo, with no adverse effect on cortisol excretion. Based on these results, three 8-week studies with '698 comprising a Phase 2b program designed to enroll a total of 1,800 patients with mild, moderate and severe asthma, began enrolling patients in late December 2007. In parallel, combination studies to enable Phase 3 studies with both '444 and '698 are scheduled to initiate in 2008.

Bifunctional Muscarinic Antagonist-Beta2 Agonist (MABA)

              In our MABA program, we are developing with GSK a long-acting inhaled bronchodilator that is bifunctional, meaning that one small molecule functions both as a muscarinic antagonist and as a beta2 receptor agonist. By combining bifunctional activity and high lung selectivity, we intend to develop a medicine with greater efficacy than single mechanism bronchodilators (such as tiotropium or salmeterol) and with equal or better tolerability. This bifunctional bronchodilator could potentially then serve as a basis for improved "triple therapy" through co-formulation with another inhaled respiratory compound into a single product that could potentially deliver three complementary therapeutic effects for patients with respiratory disease. GSK licensed our MABA program in 2005 pursuant to the terms of our strategic alliance described below.

    MABA Development Status

              The first compound in the MABA program, GSK961081, successfully completed single- and multiple-dose Phase 1 studies in healthy volunteers and commenced a Phase 2 study in late October 2007. We expect to complete and report results from this study in late 2008.

Long-Acting Muscarinic Antagonist (LAMA)

              Inhaled muscarinic antagonists are frequently used as bronchodilators for COPD. Inhaled muscarinic antagonists work by inhibiting muscarinic receptors on the bronchial airways, which leads to muscle relaxation and improved lung function. Pursuant to our strategic alliance with GSK, we are developing with GSK an inhaled LAMA designed to produce a prolonged blockade of the relevant receptor sub-types while also being highly lung-selective, which means that lower concentrations of drug should get into the systemic circulation. Higher lung selectivity should result in improved tolerability.

    LAMA Development Status

              The investigational, inhaled bronchodilator GSK1160724 commenced a Phase 1 study in December 2007. We expect to complete and report results from this study in 2008. GSK currently has a competing LAMA product candidate that is further advanced in development than our LAMA product candidate, which is the second LAMA compound we delivered to GSK under this program.

Gastrointestinal (GI) Motility Dysfunction Program

              Our Gastrointestinal (GI) Motility Dysfunction program is dedicated to finding new medicines for GI motility disorders such as chronic idiopathic constipation (CIC), constipation predominant irritable bowel syndrome (C-IBS), functional dyspepsia and delayed gastric emptying.

              Our lead compound in this area is TD-5108, a highly selective 5-HT4 receptor agonist. We believe that the high degree of selectivity of TD-5108 provides the potential for it to become a next-generation medicine for the treatment of severe constipation and possibly constipation-predominant irritable bowel syndrome.

    TD-5108 Development Status

              In June 2007 we announced results from our approximately 400-patient ACCORD Phase 2 clinical study in chronic constipation with TD-5108. In September 2007, we announced that we retained full ownership rights of our GI Motility Dysfunction program as a result of GSK's decision not to exercise its right to license the program under the strategic alliance. At our end-of-Phase 2 meeting with the FDA for TD-5108 in late 2007, the FDA confirmed that the TD-5108 data package from the ACCORD study was adequate to progress TD-5108 into Phase 3 efficacy and safety studies in patients with CIC. The FDA also indicated that the size of the clinical program should be consistent with the

International Conference on Harmonisation (ICH) guidelines for the development of drugs for chronic use. We recently completed enrollment in a Phase 1 thorough QTc study on this compound. Our preliminary review of the electrocardiogram data from the study suggests that such data is unreliable due to problems with the conduct of the study, not with the intrinsic properties of TD-5108. We believe that lack of assay sensitivity in the active control arm of the study (moxifloxacin) renders the results uninterpretable, and that the study will need to be repeated in order to generate scientifically valid results. We currently intend to initiate a repeat of the study later this year.

2004 GSK Strategic Alliance

              In March 2004, we entered into our strategic alliance with GSK. Under this alliance, GSK received an option to license exclusive development and commercialization rights to product candidates from all of our drug discovery programs initiated prior to September 1, 2007, on pre-determined terms and on an exclusive, worldwide basis. Upon its decision to license a program, GSK is responsible for funding all future development, manufacturing and commercialization activities for product candidates in that program. If these programs are successfully advanced through development by GSK, we are entitled to receive clinical, regulatory and commercial milestone payments and royalties on any sales of medicines developed from these programs. For product candidates licensed to date under this agreement, the royalty structure for a product containing one of our compounds as a single active ingredient would result in an average percentage royalty rate in the low double digits. If a product is successfully commercialized, in addition to any royalty revenue that we receive, the total upfront and milestone payments that we could receive in any given program that GSK licenses range from $130.0 million to $162.0 million for programs with single-agent medicines and up to $252.0 million for programs with both a single-agent and a combination medicine. If GSK chooses not to license a program, we retain all rights to the program and may continue the program alone or with a third party. To date, GSK has licensed our two COPD programs: our Long-Acting Muscarinic Antagonist (LAMA) program and our Bifunctional Muscarinic Antagonist-Beta2 Agonist (MABA) program. Under the terms of the strategic alliance agreement, GSK still has an option to license our peripheral Opioid-Induced Bowel Dysfunction (PUMA) program, our AT1 Receptor—Neprilysin Inhibitor hypertension (ARNI) program and our MonoAmine Reuptake Inhibitor chronic pain (MARIN) program.

Financial Update

              While we are still in the process of determining final results for the fourth quarter of 2007, as of November 30, 2007, we had cash, cash equivalents and marketable securities totaling $143 million. We expect that our cash, cash equivalents and marketable securities, together with the proceeds of this offering, will be sufficient to meet our capital needs for at least the next 12 months.

Corporate Information

              We were incorporated on November 19, 1996 under the name Advanced Medicine, Inc. In April 2002, we changed our name to Theravance, Inc. Our principal executive offices are located at 901 Gateway Boulevard, South San Francisco, California 94080, and our telephone number is (650) 808-6000. Theravance and the Theravance logo are registered trademarks of Theravance, Inc. Trademarks, tradenames or service marks of other companies appearing in this prospectus are the property of their respective owner. Our web site is www.theravance.com. Information contained on our web site does not constitute a part of this prospectus.

THE OFFERING

              The following is a brief summary of the terms of this offering. In the following summary, any reference to "Theravance," "we," "our," and "us" refers only to Theravance, Inc. and not any of its current or future subsidiaries. For a more complete description of the notes, see "Description of the Notes" in this prospectus.

Issuer	Theravance, Inc.
Notes Offered
$150,000,000 aggregate principal amount of 3% Convertible Subordinated Notes due 2015 ($172,500,000 aggregate principal amount if the underwriters exercise in full their over-allotment option to purchase additional notes).
Issue Price	100% of the principal amount plus interest, if any.
Maturity Date	January 15, 2015.
Interest and Payment Dates	3.0% per year, payable semi-annually in arrears in cash on January 15 and July 15 of each year, beginning July 15, 2008.
Conversion Rights
The notes are convertible, at the option of the holder, at any time prior to the close of business on the business day immediately preceding the stated maturity date, into shares of our common stock at a conversion rate of 38.6548 shares per $1,000 principal amount of notes, which is equivalent to a conversion price of approximately $25.87 per share. The conversion rate is subject to adjustment. See "Description of the Notes—Conversion Rights."
Fundamental Change
If a fundamental change occurs, holders will have the right to require us to repurchase for cash all or any portion of their notes. The fundamental change repurchase price will be 100% of the principal amount of the notes to be repurchased plus accrued and unpaid interest, if any, up to, but excluding, the repurchase date. See "Description of the Notes—Fundamental Change Permits Holders to Require Us to Purchase Notes."

If certain fundamental change events occur, we will in some circumstances adjust the conversion rate of the notes with a make-whole premium in connection with such fundamental change. The amount of the make-whole premium, if any, will be based on our common stock price and the effective date of such fundamental change. A description of how the make-whole premium will be determined and an illustrative table showing the estimated make-whole premium that would apply at various common stock prices and fundamental change effective dates are set forth under "Description of the Notes—Make-Whole Premium Upon Certain Fundamental Changes."

Redemption at Our Option
We may not redeem the notes prior to January 15, 2012. On or after January 15, 2012 and prior to the maturity date, we may redeem for cash all or part of the notes if the last reported sale price of our common stock has been greater than or equal to 130% of the conversion price then in effect for at least 20 trading days during any 30 consecutive trading day period prior to the date on which we provide notice of redemption. The redemption price will equal 100% of the principal amount of the notes to be redeemed, plus accrued and unpaid interest to but excluding the redemption date. We will make at least eight semiannual interest payments (including the interest payments on July 15, 2008, and January 15, 2012) in the full amount required by the indenture before we can redeem the notes at our option. We will give notice of redemption not less than 30 nor more than 60 days before the redemption date by mail to the trustee, the paying agent and each holder of notes.
Ranking	The notes will be our general unsecured obligations and will be:
• subordinated in right of payment to all of our existing and future senior indebtedness;
• equal in right of payment to all of our existing and future subordinated indebtedness;
• effectively subordinated to all of our existing and future secured indebtedness to the extent of the value of the assets securing that indebtedness; and
• effectively subordinated to all existing and future indebtedness and other liabilities of our subsidiaries.
As of September 30, 2007, we had no outstanding senior indebtedness as defined in the indenture, nor any secured indebtedness or subordinated indebtedness.
In addition, as of September 30, 2007, our subsidiaries had no indebtedness outstanding (excluding intercompany indebtedness).
Use of Proceeds
We currently intend to use the net proceeds from this offering for general corporate purposes, which may include clinical and preclinical development of existing product candidates, drug research activities and manufacture of pre-clinical, clinical and commercial drug supplies, capital expenditures and working capital.
Form and Denomination	The notes will be issued in minimum denominations of $1,000 and any integral multiple of $1,000.
Nasdaq Symbol for Common Stock	Our common stock is listed on the Nasdaq Global Market under the symbol "THRX."

Certain U.S. Federal Income Tax Considerations	See "Certain U.S. Federal Income Tax Considerations" for a discussion of the U.S. tax considerations applicable to the purchase, ownership and conversion of the notes.
Risk Factors
You should carefully consider the information set forth in the section entitled "Risk Factors" beginning on page 14 of this prospectus and all other information provided to you and incorporated by reference in the prospectus before deciding to invest in the notes.

SUMMARY CONSOLIDATED FINANCIAL DATA

              The following tables present our summary consolidated statements of operations data for 2004 through 2006 and the nine months ended September 30, 2006 and 2007, and our summary consolidated balance sheet data as of September 30, 2007. You should read this information in conjunction with our consolidated financial statements, including the related notes, and "Management's Discussion and Analysis of Financial Condition and Results of Operations" in our Annual Report on Form 10-K for 2006 and our Quarterly Report on Form 10-Q for the quarter ended September 30, 2007. The summary consolidated balance sheet data is presented on an actual basis and as adjusted to reflect the issuance and sale of $150,000,000 aggregate principal amount of notes in this offering, after deducting the estimated underwriting discount and offering expenses payable by us.

	Year Ended December 31,			Nine Months Ended September 30,
	2004	2005	2006	2006	2007
	(in thousands, except per share data)
				(unaudited)
Consolidated Statement of Operations Data:
Revenue	$8,940	$12,054	$19,587	$14,657	$16,372
Operating expenses:
Research and development(1)	91,627	137,936	166,564	128,562	124,319
General and administrative(1)	23,708	23,674	32,193	24,041	26,772

Total operating expenses	115,335	161,610	198,757	152,603	151,091

Loss from operations	(106,395)	(149,556)	(179,170)	(137,946)	(134,719)
Interest and other income	4,564	6,969	13,649	10,234	8,059
Interest expense	(823)	(577)	(523)	(495)	(279)

Net loss	$(102,654)	$(143,164)	$(166,044)	$(128,207)	$(126,939)

Basic and diluted net loss per common share	$(3.08)	$(2.69)	$(2.81)	$(2.18)	$(2.10)

Shares used in computing net loss per common share(2)(3)(4)(5)	33,283	53,270	59,013	58,702	60,384

(1)
Stock-based compensation, consisting of stock-based compensation expense under SFAS 123(R), the amortization of deferred stock-based compensation and the value of options issued to non-employees for services rendered, is allocated as follows (in thousands):

	Year Ended December 31,			Nine Months Ended September 30,
	2004	2005	2006	2006	2007
				(unaudited)
Research and development	$4,631	$3,259	$12,635	$9,378	$10,078
General and administrative	3,890	2,364	9,196	7,106	7,089

Total stock-based compensation	$8,521	$5,623	$21,831	$16,484	$17,167

(2)
In May 2004, all shares of convertible preferred stock were converted into common stock.

(3)
In May 2004, GSK, through an affiliate, purchased 6,387,096 shares of Class A common stock for $108.9 million.

(4)
On October 5, 2004, the Company completed its initial public offering with the sale of 7,072,500 shares of common stock. Net proceeds, after underwriters' commissions and offering expenses, totaled $102.1 million. Contemporaneously with the closing of its initial public offering, the

  Company sold 433,757 shares of its Class A common stock to an affiliate of GSK in a private transaction for total proceeds of $6.9 million.

(5)
In February 2006, the Company completed its follow-on offering with the sale of 5,200,000 shares of common stock. Net proceeds, after underwriters' commission and offering expenses, totaled $139.9 million.

	As of September 30, 2007
	Actual	As Adjusted
	(in thousands) (unaudited)
Consolidated Balance Sheet Data:
Cash, cash equivalents and marketable securities	$166,521	$311,421
Working capital	87,300	232,200
Total assets	198,623	348,623
Long-term liabilities(6)	182,372	332,372
Accumulated deficit	(904,751)	(904,751)
Total net capital deficiency	(40,885)	(40,885)

(6)
Long-term liabilities includes the long-term portion of deferred revenue of $171.5 million as of September 30, 2007.

RISK FACTORS

              An investment in our notes involves a high degree of risk. We operate in a dynamic and rapidly changing industry that involves numerous risks and uncertainties. You should carefully consider the following risk factors, together with all of the other information contained in this prospectus or incorporated by reference into this prospectus. The risks and uncertainties described below are not the only ones we face. Other risks and uncertainties, including those that we do not currently consider material, may impair our business. If any of the adverse developments discussed below actually occur, our business, financial condition, operating results or cash flows could be materially and adversely affected. This could cause the value of our notes to decline, and you may lose all or part of your investment.

Risks Related to our Business

If telavancin is not approved by regulatory agencies, including the U.S. Food and Drug Administration, our business will be adversely affected and the price of our notes and common stock will decline.

              Telavancin is the first product candidate for which we submitted a new drug application (NDA) to the U.S. Food and Drug Administration (FDA). On October 19, 2007 we received an approvable letter from the FDA indicating that our telavancin NDA is approvable, subject to: resolution of current good manufacturing practices (cGMP) compliance issues not specifically related to telavancin at our third-party manufacturer; and submission of revised labeling or re-analyses of clinical data or additional clinical data. Although we are working diligently to respond to the FDA and we believe that no additional clinical studies will need to be initiated to respond to the approvable letter, there can be no assurance that we will be able to respond fully or adequately to the FDA's requests using currently existing clinical data, that our third-party manufacturer will successfully resolve the cGMP issues that the FDA noted, or that the FDA will approve the current telavancin NDA on the basis of existing preclinical and clinical data or at all. If we are required to undertake additional clinical trials or to identify and qualify a new contract manufacturer for televancin, we would incur significant additional cost and regulatory action on our NDA would be materially delayed. On January 11, 2008, we announced that the Anti-Infective Drugs Advisory Committee (AIDAC) to the FDA is scheduled to meet to review our telavancin NDA for the proposed indication to treat complicated skin and skin structure infections (cSSSI) on February 27, 2008. It is impossible to predict the outcome of the AIDAC meeting, and the decision of the AIDAC is not binding on FDA. Any adverse developments or results or perceived adverse developments or results with respect to the AIDAC meeting could adversely affect the prospects of telavancin and cause the price of our notes and common stock to fall.

              Telavancin is also under review by European Union and Canadian regulatory agencies. If the regulatory authorities require additional clinical data, or the labeling for telavancin that is ultimately approved by regulatory authorities materially limits the targeted patient population, our business will be harmed and the price of our notes and common stock will fall. Furthermore, if our third party manufacturer's cGMP issues are not satisfactorily resolved or regulatory action on telavancin is otherwise delayed for a lengthy period, or if a regulatory authority does not approve telavancin, our business will be harmed and the price of our notes and common stock will fall.

              In addition, in 2008 we plan to submit an NDA to the FDA for the additional indication of hospital-acquired pneumonia (HAP) for telavancin. Regulatory action with respect to this application could take a significant amount of time and could require that we undertake additional studies. Any adverse developments or results or perceived adverse developments or results with respect to our efforts to obtain approval of telavancin for this indication will cause the price of our notes and common stock to fall.

If our product candidates, in particular telavancin, are determined to be unsafe or ineffective in humans, our business will be adversely affected and our stock price will decline.

              We have never commercialized any of our product candidates. We are uncertain whether any of our compounds or product candidates will prove effective and safe in humans or meet applicable regulatory standards. In addition, our approach to applying our expertise in multivalency to drug discovery is unproven and may not result in the creation of successful medicines. The risk of failure for our compounds and product candidates is high. For example, in late 2005 we discontinued our overactive bladder program based upon the results of our Phase 1 studies with compound TD-6301, and GSK discontinued development of TD-5742, the first LAMA compound licensed from us, based on the results of Phase 1 studies. To date, the data supporting our drug discovery and development programs is derived solely from laboratory experiments, preclinical studies and clinical studies. A number of other compounds remain in the lead identification, lead optimization, preclinical testing or early clinical testing stages.

              Several recent, well-publicized safety-related product withdrawals, suspensions, post-approval labeling revisions to include black-box warnings and changes in approved indications, as well as growing public and governmental scrutiny of safety issues, have created an increasingly conservative regulatory environment. Therefore, there is a risk that the FDA may implement new standards or change their interpretation of existing requirements for demonstrating that a product candidate is safe and effective, which could cause non-approval or delays in its approval of product candidates, including telavancin. It is impossible to predict when or if any of our product candidates will prove effective or safe in humans or will receive regulatory approval. If we are unable to discover and develop medicines that are effective and safe in humans, our business will fail.

Any failure of a product candidate in clinical studies or any delay in commencing or completing clinical studies for our product candidates would harm our business and cause our stock price to decline.

              Each of our product candidates must undergo extensive preclinical and clinical studies as a condition to regulatory approval. Preclinical and clinical studies are expensive and take many years to complete. The commencement and completion of clinical studies for our product candidates may be delayed by many factors, including:

  •
  poor effectiveness of product candidates during clinical studies;

  •
  adverse events, safety issues or side effects relating to the product candidates or their formulation into medicines;

  •
  our inability or the inability of our collaborators or licensees to manufacture or obtain from third parties materials sufficient for use in preclinical and clinical studies;

  •
  governmental or regulatory delays and changes in regulatory requirements, policy and guidelines;

  •
  failure of our partners to advance our product candidates through clinical development;

  •
  unreliable results from clinical studies, which we recently experienced with our Phase 1 thorough QTc study on TD-5108;

  •
  inability to raise additional capital in sufficient amounts to continue our development programs, which are very expensive;

  •
  inability to enter into corporate partnering arrangements relating to the development and commercialization of our later-stage programs;

  •
  delays in patient enrollment, which we experienced in our Phase 3 HAP program for telavancin, and variability in the number and types of patients available for clinical studies;

  •
  difficulty in maintaining contact with patients after treatment, resulting in incomplete data;

  •
  a regional disturbance where we are enrolling patients in our clinical trials, such as a pandemic, terrorist activities or war, or a natural disaster; and

  •
  varying interpretation of data by the FDA and similar foreign regulatory agencies.

If our product candidates fail to demonstrate safety and effectiveness in clinical trials, or if our clinical trials are materially delayed, our business and financial condition will be adversely affected.

If our product candidates that we develop on our own or through collaborative partners are not approved by regulatory agencies, including the FDA, we will be unable to commercialize them.

              The FDA must approve any new medicine before it can be marketed and sold in the United States. We must provide the FDA and similar foreign regulatory authorities with data from preclinical and clinical studies that demonstrate that our product candidates are safe and effective for a defined indication before they can be approved for commercial distribution. We will not obtain this approval for a product candidate unless and until the FDA approves a NDA. In order to market our medicines in the European Union and other foreign jurisdictions, we must obtain separate regulatory approvals in each country. The approval procedure varies among countries and can involve additional testing, and the time required to obtain approval may differ from that required to obtain FDA approval. Approval by the FDA does not ensure approval by regulatory authorities in other countries, and approval by one foreign regulatory authority does not ensure approval by regulatory authorities in other foreign countries or by the FDA. Conversely, failure to obtain approval in one or more jurisdictions may make approval in other jurisdictions more difficult.

              Clinical studies involving our product candidates may reveal that those candidates are ineffective, inferior to existing approved medicines, unacceptably toxic or have other unacceptable side effects. In addition, the results of preclinical studies do not necessarily predict clinical success, and larger and later-stage clinical studies may not produce the same results as earlier-stage clinical studies.

              Frequently, product candidates that have shown promising results in early preclinical or clinical studies have subsequently suffered significant setbacks or failed in later clinical studies. In addition, clinical studies of potential products often reveal that it is not possible or practical to continue development efforts for these product candidates. If our clinical studies are substantially delayed or fail to prove the safety and effectiveness of our product candidates, we may not receive regulatory approval of any of our product candidates and our business and financial condition will be materially harmed.

We rely on a number of manufacturers for our product candidates and we rely on a single manufacturer for supply of telavancin, and our business will be seriously harmed if these manufacturers are not able to satisfy our demand and alternative sources are not available.

              We have limited in-house production capabilities and depend entirely on a number of third-party active pharmaceutical ingredient (API) and drug product manufacturers. We may not have long-term agreements with these third parties and our agreements with these parties may be terminable at will by either party at any time. If, for any reason, these third parties are unable or unwilling to perform, we may not be able to locate alternative manufacturers or enter into favorable agreements with them. Any inability to acquire sufficient quantities of API and drug product in a timely manner from these third parties could delay clinical studies, prevent us from developing our product candidates in a cost-effective manner or on a timely basis, and adversely affect the commercial introduction of any approved products. In addition, manufacturers of our API and drug product are subject to the FDA's

cGMP regulations and similar foreign standards and we do not have control over compliance with these regulations by our manufacturers.

              We are in the process of having telavancin API and drug product manufactured for us in order to meet our obligations to Astellas in connection with commercial launch in the event telavancin is approved for sale by regulatory authorities. We have a single source of supply of telavancin API and a single source of supply of telavancin drug product. If we are unable to have telavancin manufactured in a timely manner, or if Astellas is unable to arrange for the expanded commercial manufacture of telavancin, the commercial introduction of telavancin, if approved, would be adversely affected. During a mid-2007 audit of our supplier for telavancin drug product, a district office of the FDA noted deficiencies, not specifically related to the manufacture of telavancin drug product, with the supplier's quality and laboratory systems at the plant where telavancin is manufactured. Although the supplier reported to us that it had responded to all noted deficiencies and had obtained verbal acknowledgment from the FDA's district office that it was in compliance, on November 16, 2007 the supplier received a warning letter from the FDA related to these issues and, to date, the supplier has been unable to reach formal resolution of these issues with the FDA. On October 19, 2007 we received an approvable letter from the FDA indicating that the telavancin NDA is approvable subject to, among other things, resolution of these cGMP compliance issues at our supplier. It is impossible to predict the amount of time it will take for the supplier and the FDA to resolve these compliance issues, and any material delay will harm our business and cause the price of our notes and common stock to fall. In addition, if this manufacturer is unable to resolve its issues with the FDA, we might be required to identify and qualify an alternative manufacturer for televancin, which would involve significant costs and material delays.

              Our manufacturing strategy presents the following additional risks:

  •
  because of the complex nature of our compounds, our manufacturers may not be able to successfully manufacture our APIs and/or drug products in a cost effective and/or timely manner and changing manufacturers for our APIs or drug products could involve lengthy technology transfer and validation activities for the new manufacturer;

  •
  the processes required to manufacture certain of our APIs and drug products are specialized and available only from a limited number of third-party manufacturers;

  •
  some of the manufacturing processes for our APIs and drug products have not been scaled to quantities needed for continued clinical studies or commercial sales, and delays in scale-up to commercial quantities could delay clinical studies, regulatory submissions and commercialization of our product candidates; and

  •
  because some of the third-party manufacturers are located outside of the U.S., there may be difficulties in importing our APIs and drug products or their components into the U.S. as a result of, among other things, FDA import inspections, incomplete or inaccurate import documentation or defective packaging.

              In addition, we are using a single source for the supply of our APIs and a single source for the supply of drug product for TD-1792, our investigational heterodimer antibiotic, as well as for TD-5108 in our GI Motility Dysfunction program. If any supplier fails to continue to produce supplies for our development activities for these compounds in acceptable quantity and/or quality, our clinical studies could be delayed.

If approved, telavancin may not be accepted by physicians, patients, third party payors, or the medical community in general.

              If approved by the relevant regulatory agencies, the commercial success of telavancin will depend upon its acceptance by physicians, patients, third party payors and the medical community in general. We cannot be sure that telavancin will be accepted by these parties even if it is approved by the relevant regulatory authorities. If approved, telavancin will compete with vancomycin, a relatively inexpensive generic drug that is manufactured by a variety of companies, a number of existing anti-infectives manufactured and marketed by major pharmaceutical companies and others, and potentially against new anti-infectives that are not yet on the market. Even if the medical community accepts that telavancin is safe and efficacious for its approved indications, physicians may choose to restrict the use of telavancin. If we and our partner, Astellas, are unable to demonstrate to physicians that, based on experience, clinical data, side-effect profiles and other factors, telavancin is preferable to vancomycin and other existing or subsequently-developed anti-infective drugs, we may never generate meaningful revenue from telavancin. The degree of market acceptance of telavancin, if approved by the relevant regulatory agencies, will depend on a number of factors, including, but not limited to:

  •
  the demonstration of the clinical efficacy and safety of telavancin;

  •
  the labeling for telavancin that ultimately is approved by regulatory authorities;

  •
  the advantages and disadvantages of telavancin compared to alternative therapies;

  •
  our and Astellas' ability to educate the medical community about the safety and effectiveness of telavancin;

  •
  the reimbursement policies of government and third party payors; and

  •
  the market price of telavancin relative to competing therapies.

Even if our product candidates receive regulatory approval, commercialization of such products may be adversely affected by regulatory actions.

              Even if we receive regulatory approval, this approval may include limitations on the indicated uses for which we can market our medicines or the patient population that may utilize our medicines, which may limit the market for our medicines or put us at a competitive disadvantage relative to alternative therapies. Further, if we obtain regulatory approval, a marketed medicine and its manufacturer are subject to continual review, including review and approval of the manufacturing facilities. Discovery of previously unknown problems with a medicine may result in restrictions on its permissible uses, or on the manufacturer, including withdrawal of the medicine from the market. The FDA and similar foreign regulatory authorities may also implement new standards, or change their interpretation and enforcement of existing standards and requirements for the manufacture, packaging or testing of products at any time. If we are unable to comply, we may be subject to regulatory or civil actions or penalties that could significantly and adversely affect our business. Any failure to maintain regulatory approval will limit our ability to commercialize our product candidates, which would materially and adversely affect our business and financial condition.

We have incurred operating losses in each year since our inception and expect to continue to incur substantial losses for the foreseeable future.

              We have been engaged in discovering and developing compounds and product candidates since mid-1997. We have not generated any product revenue to date. We may never generate revenue from selling medicines or achieve profitability. As of September 30, 2007, we had an accumulated deficit of approximately $904.8 million.

              We expect to incur substantial expenses as we continue our drug discovery and development efforts, particularly to the extent we advance our product candidates into and through clinical studies, which are very expensive. As a result, we expect to continue to incur substantial losses for the foreseeable future. We are uncertain when or if we will be able to achieve or sustain profitability.

Failure to become and remain profitable would adversely affect the price of our notes and common stock and our ability to raise capital and continue operations.

If we fail to obtain the capital necessary to fund our operations, we may be unable to develop our product candidates and we could be forced to share our rights to commercialize our product candidates with third parties on terms that may not be favorable to us.

              We need large amounts of capital to support our research and development efforts. If we are unable to secure capital to fund our operations we will not be able to continue our discovery and development efforts and we might have to enter into strategic collaborations that could require us to share commercial rights to our medicines to a greater extent than we currently intend. Based on our current operating plans, we believe that our cash and cash equivalents and marketable securities together with the proceeds of this offering will be sufficient to meet our anticipated operating needs for at least the next twelve months. We are likely to require additional capital to fund operating needs thereafter. In addition, in the event that a LABA product candidate discovered by GSK is successfully developed and commercially launched in multiple regions in the world, we are obligated to pay GSK milestone payments of up to an aggregate of $220.0 million under our Horizon program (formerly referred to as Beyond Advair). The current lead LABA candidate, GW642444, is a GSK-discovered compound. If this GSK-discovered compound is advanced through regulatory approval, we would not be entitled to any further milestone payments from GSK with regard to the Horizon program. We cannot guarantee that future financing will be available in sufficient amounts or on terms acceptable to us, if at all. If we are unable to raise additional capital in sufficient amounts or on terms acceptable to us, we will be prevented from continuing our discovery and development efforts and exploiting other corporate opportunities. This could harm our business, prospects and financial condition and cause the price of our notes and common stock to fall.

If our partners do not satisfy their obligations under our agreements with them, we will be unable to develop our partnered product candidates as planned.

              We entered into our Horizon collaboration agreement with GSK in November 2002, our strategic alliance agreement with GSK in March 2004, and our telavancin development and commercialization agreement with Astellas in November 2005. In connection with these agreements, we have granted to these parties certain rights regarding the use of our patents and technology with respect to compounds in our development programs, including development and marketing rights. Under our GSK agreements, GSK has full responsibility for development and commercialization of any product candidates in the programs that it has in-licensed, including Horizon, LAMA and MABA. Any future milestone payments or royalties to us from these programs will depend on the extent to which GSK advances the product candidate through development and commercial launch. In connection with our Astellas telavancin agreement, Astellas is responsible for the commercialization of telavancin and any royalties to us from this program will depend upon Astellas' ability to launch and sell the medicine if it is approved.

              Our partners might not fulfill all of their obligations under these agreements. In that event, we may be unable to assume the development and commercialization of the product candidates covered by the agreements or enter into alternative arrangements with a third party to develop and commercialize such product candidates. In addition, with the exception of product candidates in our Horizon program, our partners generally are not restricted from developing and commercializing their own products and product candidates that compete with those licensed from us. For example, GSK currently has a competing LAMA product candidate that is further advanced in development than our LAMA product candidate which they licensed from us. If a partner elected to promote its own products and product candidates in preference to those licensed from us, future payments to us could be reduced and our business and financial condition would be materially and adversely affected. Accordingly, our ability to receive any revenue from the product candidates covered by these agreements is dependent on the efforts of the partner. We could also become involved in disputes with a partner, which could lead to delays in or termination of our development and commercialization programs and time-consuming and expensive litigation or arbitration. If a partner terminates or breaches its agreements with us, or otherwise fails to complete its obligations in a timely manner, the chances of successfully developing or commercializing our product candidates would be materially and adversely affected.

              In addition, while our strategic alliance with GSK sets forth pre-agreed upfront payments, development obligations, milestone payments and royalty rates under which GSK may obtain exclusive rights to develop and commercialize our product candidates, GSK may in the future seek to negotiate more favorable terms on a project-by-project basis. To date, GSK has licensed our LAMA program and our MABA program under the terms of the strategic alliance agreement and has chosen not to license our bacterial infections program, our anesthesia program and our GI Motility Dysfunction program. There can be no assurance that GSK will license any other development program under the terms of the strategic alliance agreement, or at all. GSK's failure to license our development programs could adversely affect the perceived prospects of the product candidates that are the subject of these development programs, which could negatively affect both our ability to enter into collaborations for these product candidates with third parties and the price of our notes and common stock.

Our relationship with GSK may have a negative effect on our ability to enter into relationships with third parties.

              As of November 30, 2007, GSK beneficially owned approximately 15.4% of our outstanding capital stock. Pursuant to our strategic alliance with GSK, GSK has the right to license exclusive development and commercialization rights to our product candidates arising from (i) our peripheral Opioid-Induced Bowel Dysfunction (PUMA) program, (ii) our AT1 Receptor—Neprilysin Inhibitor hypertension (ARNI) program and (iii) our MonoAmine Reuptake Inhibitor chronic pain (MARIN) program. Because GSK may license these three development programs at any time prior to successful completion of a Phase 2 proof-of-concept study, we may be unable to collaborate with other partners with respect to these programs until we have expended substantial resources to advance them through clinical studies. We may not have sufficient funds to pursue such programs in the event GSK does not license them at an early stage. Pharmaceutical companies other than GSK that may be interested in developing products with us may be less inclined to do so because of our relationship with GSK, or because of the perception that development programs that GSK does not license pursuant to our strategic alliance agreement are not promising programs. If our ability to work with present or future strategic partners or collaborators is adversely affected as a result of our strategic alliance with GSK, our business prospects may be limited and our financial condition may be adversely affected.

If we are unable to enter into future collaboration arrangements or if any such collaborations with third parties are unsuccessful, our profitability may be delayed or reduced.

              To date, we have entered into collaborations with GSK for the Horizon, LAMA and MABA programs and with Astellas for telavancin, and we have licensed our anesthesia compound to AstraZeneca AB (AstraZeneca). Each of TD-5108 and TD-1792 has successfully completed a Phase 2 proof-of-concept study and we currently intend to pursue collaboration arrangements for the development and commercialization of these compounds. Collaborations with third parties regarding these programs or our other programs may require us to relinquish material rights, including revenue from commercialization of our medicines, on terms that are less attractive than our current arrangements. These collaboration arrangements are complex and time-consuming to negotiate, and if we are unable to reach agreements with third-party collaborators, we may fail to meet our business objectives and our financial condition may be adversely affected. We face significant competition in seeking third-party collaborators and may be unable to find third parties to pursue product collaborations on a timely basis or on acceptable terms. Furthermore, for any collaboration, we may not be able to control the amount of time and resources that our partners devote to our product candidates and our partners may choose to pursue alternative products. Our inability to successfully collaborate with third parties would increase our development costs and could limit the likelihood of successful commercialization of our product candidates.

We depend on third parties in the conduct of our clinical studies for our product candidates.

              We depend on independent clinical investigators, contract research organizations and other third party service providers in the conduct of our preclinical and clinical studies for our product candidates. We rely heavily on these parties for execution of our preclinical and clinical studies, and control only certain aspects of their activities. Nevertheless, we are responsible for ensuring that our clinical studies are conducted in accordance with good clinical practices (GCPs) and other regulations as required by the FDA and foreign regulatory agencies, and the applicable protocol. Failure by these parties to comply with applicable regulations, GCPs and protocols in conducting studies of our product candidates can delay our development programs. For example, we recently completed enrollment in our Phase 1 thorough QTc study on TD-5108, the lead compound in our GI Motility Dysfunction program. Our preliminary review of the electrocardiogram data from the study suggests that such data is unreliable due to problems with the conduct of the study, not with the intrinsic properties of TD-5108. We believe that lack of assay sensitivity in the active control arm of the study (moxifloxacin) renders the results uninterpretable, and that the study will need to be repeated in order to generate scientifically valid results. We currently intend to initiate a repeat of the study later this year.

              The FDA enforces good clinical practices and other regulations through periodic inspections of trial sponsors, clinical research organizations (CROs), principal investigators and trial sites. For example, in connection with the FDA's review of our telavancin NDA for the treatment of cSSSI, the FDA conducted inspections of Theravance and certain of our study sites and clinical investigators and a CRO. If we or any of the third parties on which we have relied to conduct our clinical studies are determined to have failed to comply with GCPs, the study protocol or applicable regulations, the clinical data generated in our studies may be deemed unreliable and we or the FDA may decide to conduct additional audits or require additional clinical studies, which could delay our development programs.

We face substantial competition from companies with more resources and experience than we have, which may result in others discovering, developing, receiving approval for or commercializing products before or more successfully than we do.

              Our ability to succeed in the future depends on our ability to demonstrate and maintain a competitive advantage with respect to our approach to the discovery and development of medicines. Our objective is to discover, develop and commercialize new small molecule medicines with superior efficacy, convenience, tolerability and/or safety. Because our strategy is to develop new product candidates for biological targets that have been validated by existing medicines or potential medicines in late stage clinical studies, to the extent that we are able to develop medicines, they are likely to compete with existing drugs that have long histories of effective and safe use. We expect that any medicines that we commercialize with our collaborative partners or on our own will compete with existing or future market-leading medicines.

              Many of our potential competitors have substantially greater financial, technical and personnel resources than we have. In addition, many of these competitors have significantly greater commercial infrastructures than we have. Our ability to compete successfully will depend largely on our ability to leverage our experience in drug discovery and development to:

  •
  discover and develop medicines that are superior to other products in the market;

  •
  attract qualified scientific, product development and commercial personnel;

  •
  obtain patent and/or other proprietary protection for our medicines and technologies;

  •
  obtain required regulatory approvals; and

  •
  successfully collaborate with pharmaceutical companies in the discovery, development and commercialization of new medicines.

              Established pharmaceutical companies may invest heavily to quickly discover and develop or in-license novel compounds that could make our product candidates obsolete. Accordingly, our competitors may succeed in obtaining patent protection, receiving FDA approval or discovering, developing and commercializing medicines before we do. We are also aware of other companies that are engaged in the discovery of medicines that would compete with the product candidates that we are developing.

              Any new medicine that competes with a generic market leading medicine must demonstrate compelling advantages in efficacy, convenience, tolerability and/or safety in order to overcome severe price competition and be commercially successful. If approved, telavancin must demonstrate these advantages, as it will compete with vancomycin, a relatively inexpensive generic drug that is manufactured by a number of companies, and a number of existing anti-infectives marketed by major pharmaceutical companies. If we are not able to compete effectively against our current and future competitors, our business will not grow and our financial condition and operations will suffer.

              As the principles of multivalency become more widely known, we expect to face increasing competition from companies and other organizations that pursue the same or similar approaches. Novel therapies, such as gene therapy or effective vaccines for infectious diseases, may emerge that will make both conventional and multivalent medicine discovery efforts obsolete or less competitive.

We have no experience selling or distributing products and no internal capability to do so.

              Generally, our strategy is to engage pharmaceutical or other healthcare companies with an existing sales and marketing organization and distribution system to market, sell and distribute our products. We may not be able to establish these sales and distribution relationships on acceptable terms, or at all. If we receive regulatory approval to commence commercial sales of any of our product candidates that are not covered by our current agreements with GSK, Astellas or AstraZeneca, we will have to establish a sales and marketing organization with appropriate technical expertise and supporting distribution capability. At present, we have no sales personnel and a limited number of marketing personnel. Factors that may inhibit our efforts to commercialize our products without strategic partners or licensees include:

  •
  our inability to recruit and retain adequate numbers of effective sales and marketing personnel;

  •
  the inability of sales personnel to obtain access to or persuade adequate numbers of physicians to prescribe our products;

  •
  the lack of complementary products to be offered by sales personnel, which may put us at a competitive disadvantage relative to companies with more extensive product lines; and

  •
  unforeseen costs and expenses associated with creating an independent sales and marketing organization.

              If we are not able to partner with a third party and are not successful in recruiting sales and marketing personnel or in building a sales and marketing infrastructure, we will have difficulty commercializing our product candidates, which would adversely affect our business and financial condition.

If we lose key scientists or management personnel, or if we fail to recruit additional highly skilled personnel, it will impair our ability to discover, develop and commercialize product candidates.

              We are highly dependent on principal members of our management team and scientific staff, including our Chairman of the board of directors, P. Roy Vagelos, our Chief Executive Officer, Rick E Winningham, and our Senior Vice President of Development, Michael Kitt. These executives each have significant pharmaceutical industry experience. The unexpected loss of Dr. Vagelos, Mr. Winningham or Dr. Kitt could impair our ability to discover, develop and market new medicines.

              Our scientific team has expertise in many different aspects of drug discovery and development. Our company is located in northern California, which is headquarters to many other biopharmaceutical companies and many academic and research institutions. There is currently a shortage of experienced scientists, which is likely to continue, and competition for skilled personnel in our market is very intense. Competition for experienced scientists may limit our ability to hire and retain highly qualified personnel on acceptable terms. In addition, none of our employees have employment commitments for any fixed period of time and could leave our employment at will.

              If we fail to identify, attract and retain qualified personnel, we may be unable to continue our development and commercialization activities.

Our principal facility is located near known earthquake fault zones, and the occurrence of an earthquake, extremist attack or other catastrophic disaster could cause damage to our facilities and equipment, which could require us to cease or curtail operations.

              Our principal facility is located in the San Francisco Bay Area near known earthquake fault zones and therefore is vulnerable to damage from earthquakes. In October 1989, a major earthquake struck this area and caused significant property damage and a number of fatalities. We are also vulnerable to damage from other types of disasters, including power loss, attacks from extremist organizations, fire, floods, communications failures and similar events. If any disaster were to occur, our ability to operate our business could be seriously impaired. In addition, the unique nature of our research activities and of much of our equipment could make it difficult for us to recover from this type of disaster. We currently may not have adequate insurance to cover our losses resulting from disasters or other similar significant business interruptions and we do not plan to purchase additional insurance to cover such losses due to the cost of obtaining such coverage. Any significant losses that are not recoverable under our insurance policies could seriously impair our business and financial condition.

Risks Related to our Alliance with GSK

GSK's ownership of a significant percentage of our stock and its right to membership on our board of directors may create conflicts of interest, and may inhibit our management's ability to continue to operate our business in the manner in which it is currently being operated.

              As of November 30, 2007, GSK beneficially owned approximately 15.4% of our outstanding capital stock, and GSK has the right to maintain its percentage ownership of our capital stock. In addition, GSK currently has the right to designate one member to our board of directors. There are currently no GSK designated directors on our board of directors. Further, pursuant to our certificate of incorporation, we renounce our interest in and waive any claim that a corporate or business opportunity taken by GSK constituted a corporate opportunity of ours unless such corporate or business opportunity is expressly offered to one of our directors who is a director, officer or employee of GSK, primarily in his or her capacity as one of our directors.

GSK's rights under the strategic alliance and governance agreements may deter or prevent efforts by other companies to acquire us, which could prevent our stockholders from realizing a control premium.

              Our governance agreement with GSK requires us to exempt GSK from our stockholder rights plan, affords GSK certain rights to offer to acquire us in the event third parties seek to acquire our stock and contains other provisions that could deter or prevent another company from seeking to acquire us. For example, GSK may offer to acquire 100% of our outstanding stock from stockholders in certain circumstances, such as if we are faced with a hostile acquisition offer or if our board of directors acts in a manner to facilitate a change in control of us with a party other than GSK. In addition, pursuant to our strategic alliance agreement with GSK, GSK has the right to license (i) our PUMA program, (ii) our ARNI program and (iii) our MARIN program. As a result of these rights, other companies may be less inclined to pursue an acquisition of us and therefore we may not have the opportunity to be acquired in a transaction that stockholders might otherwise deem favorable, including transactions in which our stockholders might realize a substantial premium for their shares.

After September 2008, GSK could sell or transfer a substantial number of shares of our common stock, which could depress the price of our notes and common stock or result in a change in control of our company.

              Beginning in September 2008, GSK may sell or transfer our common stock either pursuant to a public offering registered under the Securities Act of 1933, as amended (the "1933 Act"), or pursuant to Rule 144 of the 1933 Act. In addition, beginning in September 2012, GSK will have no restrictions on its ability to sell or transfer our common stock on the open market, in privately negotiated transactions or otherwise, and these sales or transfers could create substantial declines in the price of our notes and common stock or, if these sales or transfers were made to a single buyer or group of buyers, could contribute to a transfer of control of our company to a third party.

Risks Related to Legal and Regulatory Uncertainty

If our efforts to protect the proprietary nature of the intellectual property related to our technologies are not adequate, we may not be able to compete effectively in our market.

              We rely upon a combination of patents, patent applications, trade secret protection and confidentiality agreements to protect the intellectual property related to our technologies. Any involuntary disclosure to or misappropriation by third parties of this proprietary information could enable competitors to quickly duplicate or surpass our technological achievements, thus eroding our competitive position in our market. The status of patents in the biotechnology and pharmaceutical field involves complex legal and scientific questions and is very uncertain. As of September 30, 2007, we owned 108 issued United States patents and 364 granted foreign patents, as well as additional pending United States and foreign patent applications. Our patent applications may be challenged or fail to result in issued patents and our existing or future patents may be invalidated or be too narrow to prevent third parties from developing or designing around these patents. If the sufficiency of the breadth or strength of protection provided by our patents with respect to a product candidate is threatened, it could dissuade companies from collaborating with us to develop, and threaten our ability to commercialize, the product candidate. Further, if we encounter delays in our clinical trials or in obtaining regulatory approval of our product candidates, the patent lives of the related product candidates would be reduced.

              In addition, we rely on trade secret protection and confidentiality agreements to protect proprietary know-how that is not patentable, for processes for which patents are difficult to enforce and for any other elements of our drug discovery and development processes that involve proprietary know-how, information and technology that is not covered by patent applications. Although we require all of our employees, consultants, advisors and any third parties who have access to our proprietary know-how, information and technology to enter into confidentiality agreements, we cannot be certain that this know-how, information and technology will not be disclosed or that competitors will not otherwise gain access to our trade secrets or independently develop substantially equivalent information and techniques. Further, the laws of some foreign countries do not protect proprietary rights to the same extent as the laws of the United States. As a result, we may encounter significant problems in protecting and defending our intellectual property both in the United States and abroad. If we are unable to prevent material disclosure of the intellectual property related to our technologies to third parties, we will not be able to establish or, if established, maintain a competitive advantage in our market, which could materially adversely affect our business, financial condition and results of operations.

Litigation or third-party claims of intellectual property infringement would require us to divert resources and may prevent or delay our drug discovery and development efforts.

              Our commercial success depends in part on our not infringing the patents and proprietary rights of third parties. Third parties may assert that we are employing their proprietary technology without authorization. There are third party patents that may cover materials or methods for treatment related to our product candidates. At present we are not aware of any patent claims with merit that would adversely and materially affect our ability to develop our product candidates, but nevertheless the possibility of third party allegations cannot be ruled out. In addition, third parties may obtain patents in the future and claim that use of our technologies infringes upon these patents. Furthermore, parties making claims against us may obtain injunctive or other equitable relief, which could effectively block our ability to further develop and commercialize one or more of our product candidates. Defense of these claims, regardless of their merit, would involve substantial litigation expense and would be a substantial diversion of employee resources from our business. In the event of a successful claim of infringement against us, we may have to pay substantial damages, obtain one or more licenses from third parties or pay royalties. In addition, even in the absence of litigation, we may need to obtain licenses from third parties to advance our research or allow commercialization of our product candidates, and we have done so from time to time. We may fail to obtain any of these licenses at a reasonable cost or on reasonable terms, if at all. In that event, we would be unable to further develop and commercialize one or more of our product candidates, which could harm our business significantly. In addition, in the future we could be required to initiate litigation to enforce our proprietary rights against infringement by third parties. Prosecution of these claims to enforce our rights against others would involve substantial litigation expenses and divert substantial employee resources from our business. If we fail to effectively enforce our proprietary rights against others, our business will be harmed.

Product liability lawsuits could divert our resources, result in substantial liabilities and reduce the commercial potential of our medicines.

              The risk that we may be sued on product liability claims is inherent in the development of pharmaceutical products. These lawsuits may divert our management from pursuing our business strategy and may be costly to defend. In addition, if we are held liable in any of these lawsuits, we may incur substantial liabilities and may be forced to limit or forgo further commercialization of those products.

              Although we maintain general liability and product liability insurance, this insurance may not fully cover potential liabilities. In addition, inability to obtain or maintain sufficient insurance coverage at an acceptable cost or to otherwise protect against potential product liability claims could prevent or inhibit the commercial production and sale of our products, which could adversely affect our business.

Government restrictions on pricing and reimbursement, as well as other healthcare payor cost-containment initiatives, may negatively impact our ability to generate revenues.

              The continuing efforts of the government, insurance companies, managed care organizations and other payors of health care costs to contain or reduce costs of health care may adversely affect one or more of the following:

  •
  our ability to set a price we believe is fair for our potential medicines;

  •
  our ability to generate revenues and achieve profitability; and

  •
  the availability of capital.

              In the United States, the Medicare Prescription Drug Improvement and Modernization Act of 2003 (the MMA) will likely result in decreased reimbursement for prescription drugs, which may intensify industry-wide pressure to reduce prescription drug prices. This could harm our ability to market our potential medicines and generate revenues. The MMA, associated cost containment measures that health care payors and providers are instituting and the effect of probable further health care reform could significantly reduce potential revenues from the sale of any product candidates approved in the future. In addition, in certain foreign markets, the pricing of prescription drugs is subject to government control and reimbursement may in some cases be unavailable. We believe that pricing pressures at the state and federal level, as well as internationally, will continue and may increase, which may make it difficult for us to sell our potential medicines that may be approved in the future at a price acceptable to us or our collaborators.

If we use hazardous and biological materials in a manner that causes injury or violates applicable law, we may be liable for damages.

              Our research and development activities involve the controlled use of potentially hazardous substances, including chemical, biological and radioactive materials. In addition, our operations produce hazardous waste products. Federal, state and local laws and regulations govern the use, manufacture, storage, handling and disposal of hazardous materials. We may incur significant additional costs to comply with these and other applicable laws in the future. Also, even if we are in compliance with applicable laws, we cannot completely eliminate the risk of contamination or injury resulting from hazardous materials and we may incur liability as a result of any such contamination or injury. In the event of an accident, we could be held liable for damages or penalized with fines, and the liability could exceed our resources. We do not have any insurance for liabilities arising from hazardous materials. Compliance with applicable environmental laws and regulations is expensive, and current or future environmental regulations may impair our research, development and production efforts, which could harm our business.

General Company Related Risks

Our stock price may be extremely volatile and purchasers of our common stock could incur substantial losses.

              Our stock price may be extremely volatile. The stock market in general and the market for biopharmaceutical companies in particular have experienced extreme volatility that has often been unrelated to the operating performance of particular companies. The following factors, in addition to the other risk factors described in this section, may also have a significant impact on the market price of our common stock:

  •
  any adverse development or perceived adverse development with respect to our telavancin NDA, our meeting with the Anti-Infective Drugs Advisory Committee to the FDA, or our response to the FDA's approvable letter received October 19, 2007;

  •
  any delay in the commercial distribution of telavancin if our NDA is approved by the FDA;

  •
  any delay in filing our telavancin NDA for the HAP indication with the FDA and any adverse development or perceived adverse development with respect to the FDA's review of the NDA, including without limitation the FDA's issuance of a "refusal to file" letter or a request for additional information;

  •
  any adverse developments or results or perceived adverse developments or results with respect to the Horizon program;

  •
  the extent to which GSK advances (or does not advance) our product candidates through development into commercialization;

  •
  any adverse developments or results or perceived adverse developments or results with respect to our GI Motility Dysfunction program or TD-1792;

  •
  announcements regarding GSK's decisions whether or not to license any of our development programs;

  •
  announcements regarding GSK or Astellas generally;

  •
  announcements of patent issuances or denials, technological innovations or new commercial products by us or our competitors;

  •
  developments concerning any collaboration we may undertake with companies other than GSK or Astellas;

  •
  publicity regarding actual or potential testing or study results or the outcome of regulatory review relating to products under development by us, our partners or our competitors;

  •
  regulatory developments in the United States and foreign countries;

  •
  economic and other external factors beyond our control; and

  •
  sales of stock by us or by our stockholders, including sales by certain of our executive officers and directors pursuant to written pre-determined selling plans under Rule 10b5-1 of the Securities Exchange Act of 1934, some of which plans are currently in effect and others of which may be entered into.

Concentration of ownership will limit your ability to influence corporate matters.

              As of November 30, 2007, GSK beneficially owned approximately 15.4% of our outstanding capital stock and our directors, executive officers and investors affiliated with these individuals beneficially owned approximately 14.0% of our outstanding capital stock. These stockholders could substantially control the outcome of actions taken by us that require stockholder approval. In addition, pursuant to our governance agreement with GSK, GSK currently has the right to nominate one member of our board of directors. For these reasons, GSK could have substantial influence in the election of our directors, delay or prevent a transaction in which stockholders might receive a premium over the prevailing market price for their shares and have significant control over changes in our business.

Anti-takeover provisions in our charter and bylaws, in our rights agreement and in Delaware law could prevent or delay a change in control of our company.

              Provisions of our certificate of incorporation and bylaws may discourage, delay or prevent a merger or acquisition that stockholders may consider favorable, including transactions in which you might otherwise receive a premium for your shares. These provisions include:

  •
  requiring supermajority stockholder voting to effect certain amendments to our certificate of incorporation and bylaws;

  •
  restricting the ability of stockholders to call special meetings of stockholders;

  •
  prohibiting stockholder action by written consent; and

  •
  establishing advance notice requirements for nominations for election to the board of directors or for proposing matters that can be acted on by stockholders at stockholder meetings.

In addition, our board of directors has adopted a rights agreement that may prevent or delay a change in control of us. Further, some provisions of Delaware law may also discourage, delay or prevent someone from acquiring us or merging with us.

Risks Related to the Notes

The notes will be subordinated to any existing and future senior indebtedness.

              The notes are unsecured and contractually subordinated in right of payment to any of our existing and future senior indebtedness. In the event of bankruptcy, liquidation or reorganization or upon acceleration of the notes due to an event of default and in specific other events, our assets will be available to pay obligations on the notes only after all senior indebtedness has been paid in full in cash or other payment satisfactory to the holders of senior indebtedness has been made. There may not be sufficient assets remaining to pay amounts due on any or all of the notes then outstanding. As a result of these payments, our general creditors may recover less, ratably, than the holders of our senior indebtedness and such general creditors may recover more, ratably, than the holders of our notes or our other subordinated indebtedness. The indenture does not limit the creation of senior indebtedness (or any other indebtedness). Any significant additional indebtedness incurred may also materially adversely impact our ability to service our debt, including the notes. In addition, the holders of our senior indebtedness may, under certain circumstances, restrict or prohibit us from making payments on the notes. We anticipate that from time to time we may incur additional indebtedness, including senior indebtedness.

The notes are effectively subordinated to the indebtedness and liabilities of our existing and future subsidiaries and to all of our existing and future secured indebtedness.

              The notes are not guaranteed by our existing subsidiaries or any future subsidiaries and, accordingly, the notes are effectively subordinated to the existing and future indebtedness and other liabilities of our subsidiaries. These liabilities may include indebtedness, trade payables, guarantees, lease obligations and letter of credit obligations. Therefore, our rights and the rights of our creditors, including the holders of the notes, to participate in the assets of any subsidiary upon that subsidiary's liquidation or reorganization will be subject to the prior claims of the subsidiary's creditors, except to the extent that we may ourselves be a creditor with recognized claims against the subsidiaries. However, even if we are a creditor of one of our subsidiaries, our claims would still be effectively subordinated to any security interests in, or mortgages or other liens on, the assets of that subsidiary and would be subordinate to any indebtedness of the subsidiary senior to that held by us. As of September 30, 2007, our subsidiaries had no indebtedness outstanding (excluding intercompany indebtedness).

              In addition, the notes will not be secured by any of our assets or those of our subsidiaries. As a result, the notes will be effectively subordinated to any secured debt we may incur. In any liquidation, dissolution, bankruptcy or other similar proceeding, holders of our secured debt may assert rights against any assets securing such debt in order to receive full payment of their debt before those assets may be used to pay the holders of the notes. In such an event, we may not have sufficient assets remaining to pay amounts due on any or all of the notes. As of September 30, 2007, we had no secured indebtedness outstanding.

There are no restrictive covenants in the indenture for the notes relating to our ability to incur future indebtedness or complete other transactions.

              The indenture governing the notes does not contain any financial or operating covenants that would protect you from several kinds of transactions that may adversely affect you. In particular, the indenture does not contain restrictions on the payment of dividends, the incurrence of indebtedness, transactions with affiliates, incurrence of liens or the issuance or repurchase of securities by us or any of our subsidiaries. We therefore may incur additional debt, including senior indebtedness, secured indebtedness or indebtedness at the subsidiary level to which the notes would be contractually or structurally subordinated. We may not be able to generate sufficient cash flow to pay the interest on our debt, including the notes and any indebtedness that is senior in right of payment to the notes. Further, there can be no assurances that future working capital, any borrowings or equity financing will be available to pay or refinance any such debt.

The make-whole premium that may be payable upon conversion in connection with certain fundamental change events may not adequately compensate you for the lost option time value of your notes as a result of such fundamental change and also may not be enforceable.

              If you convert notes in connection with certain fundamental changes, we may be required to pay a make-whole premium by issuing additional shares. The make-whole payment is described under "Description of the Notes—Make-Whole Premium Upon Certain Fundamental Changes." While the make-whole premium is designed to compensate you for the lost option time value of your notes as a result of such fundamental changes, the make-whole amount is only an approximation of such lost value and may not adequately compensate you for such loss. In addition, our obligation to increase the conversion rate as described above could be considered a penalty, in which case its enforceability would be subject to general principles of reasonableness of economic remedies. In addition, we will not increase the conversion rate to an amount, subject to adjustment, that exceeds 50.2512 shares per $1,000 in principal amount of notes.

We may not have the ability to repurchase the notes in cash upon the occurrence of a fundamental change as required by the indenture.

              Holders of the notes will have the right to require us to repurchase the notes upon the occurrence of a fundamental change as described under "Description of the Notes—Fundamental Change Permits Holders to Require Us to Purchase Notes." We may not have sufficient funds to repurchase the notes in cash or have the ability to arrange necessary financing on acceptable terms. Our ability to repurchase the notes may also be limited by law or the terms of other agreements relating to our senior indebtedness. A fundamental change may also constitute an event of default or prepayment under, or result in the acceleration of the maturity of, our then-existing indebtedness. Our failure to repurchase the notes when required would result in an event of default with respect to the notes.

The definition of a fundamental change requiring us to repurchase the notes is limited and, therefore, the market price of the notes may decline if we enter into a transaction that is not a fundamental change under the indenture.

              The term "fundamental change" requiring us to repurchase the notes at your option is limited to specified corporate transactions and may not include other events that might adversely affect our financial condition. In addition, the requirement that we offer to repurchase the notes upon a fundamental change may not protect holders in the event of a highly leveraged transaction, reorganization, merger or similar transaction involving us.

If you hold notes, you are not entitled to any rights with respect to our common stock, but you are subject to all changes made with respect to our common stock.

              If you hold notes, you are not entitled to any rights with respect to our common stock (including, without limitation, voting rights and rights to receive any dividends or other distributions on our common stock), but you are subject to all changes affecting the common stock. You will only be entitled to rights on the common stock if and when we deliver shares of common stock to you upon conversion of your notes. For example, in the event that an amendment is proposed to our certificate of incorporation or bylaws requiring stockholder approval and the record date for determining the stockholders of record entitled to vote on the amendment occurs prior to delivery of the common stock, you will not be entitled to vote on the amendment, although you will nevertheless be subject to any changes in the powers, preferences or special rights of our common stock.

Fluctuations in the price of our common stock may impact the price of the notes and make them more difficult to resell.

              Because the notes are convertible into shares of our common stock, volatility or depressed prices for our common stock could have a similar effect on the trading price of the notes. Holders who receive common stock upon conversion of the notes will also be subject to the risk of volatility and depressed prices of our common stock.

Future issuances of common stock and hedging activities may depress the trading price of our common stock and the notes.

              Any issuance of equity securities after this offering, including the issuance of shares upon conversion of the notes, could dilute the interests of our existing stockholders, including holders who have received shares upon conversion of their notes, and could substantially decrease the trading price of our common stock and the notes. We may issue equity securities in the future for a number of reasons, such as to finance our operations and business strategy (including in connection with acquisitions, strategic collaborations or other transactions), to adjust our ratio of debt to equity, to satisfy our obligations upon the exercise of outstanding warrants or options or for other reasons. In addition, the price of our common stock could also be affected by possible sales of our common stock by investors who view the notes as a more attractive means of equity participation in our company and by hedging or arbitrage trading activity that we expect to develop involving our common stock. The hedging or arbitrage could, in turn, affect the trading price of the notes, or any common stock that holders receive upon conversion of the notes.

The conversion rate of the notes may not be adjusted for all dilutive events that may occur.

              As described under "Description of the Notes—Conversion Rights," we will adjust the conversion rate of the notes for certain events, including, among others, the issuance of stock or cash dividends on our common stock; the issuance of certain rights or warrants; certain subdivisions and combinations of our capital stock; the distribution of capital stock, indebtedness or assets; and certain tender or exchange offers. We will not adjust the conversion rate for other events, such as an issuance of common stock for cash or in connection with an acquisition, that may adversely affect the trading price of the notes or our common stock. If we engage in any of these types of transactions, the value of the common stock into which your notes are convertible may be diluted. An event that adversely affects the value of the notes, but does not result in an adjustment to the conversion rate, may occur.

If we pay a cash dividend on our common stock, you may be deemed to have received a taxable dividend without the receipt of any cash.

              If we pay a cash dividend on our common stock, an adjustment to the conversion rate will result, and you may be deemed to have received a taxable dividend subject to U.S. federal income tax without having received any cash. If you are a non-U.S. holder (as defined in "Certain U.S. Federal Income Tax Considerations"), such deemed dividend may be subject to U.S. federal withholding tax at a 30% rate or such lower rate as may be specified by an applicable treaty. If you are a non-U.S. holder, it is possible that U.S. federal tax on the deemed dividend would be withheld from interest paid to you on the notes. See "Certain U.S. Federal Income Tax Considerations."

An active trading market for the notes may not develop.

              The notes are a new issue of securities for which there is currently no public market, and no active or liquid trading market might ever develop. If the notes are traded after their initial issuance, they may trade at a discount from their initial offering price, depending on prevailing interest rates, the market for similar securities, the price, and volatility in the price, of our shares of common stock, our performance and other factors. In addition, we do not know whether an active trading market will develop for the notes. To the extent that an active trading market does not develop, the liquidity and trading prices for the notes may be harmed.

              We have no plans to list the notes on a securities exchange. The liquidity of any market for the notes will depend upon the number of holders of the notes, our results of operations and financial condition, the market for similar securities, the interest of securities dealers in making a market in the notes and other factors

Provisions of the notes could discourage an acquisition of us by a third party.

              Certain provisions of the notes could make it more difficult or more expensive for a third party to acquire us. Upon the occurrence of certain transactions constituting a fundamental change, holders of the notes will have the right, at their option, to require us to repurchase all of their notes or any portion of the principal amount of such notes in integral multiples of $1,000. We may also be required to issue additional shares upon conversion or provide for conversion into the acquirer's capital stock in the event of certain fundamental changes.

RATIO OF EARNINGS TO FIXED CHARGES

              The following table sets forth our ratio of earnings to fixed charges on a historical basis for the periods indicated. The ratios are calculated by dividing earnings by the fixed charges.

	Year Ended December 31,
						Nine Months Ended September 30, 2007
	2002	2003	2004	2005	2006
Ratio of earnings to fixed charges(1)	—	—	—	—	—	—

(1)
For the purposes of computing ratio of earnings to fixed charges, earnings consist of loss before income taxes plus fixed charges. Fixed charges consist of interest charges and that portion of rental payments under operating leases we believe to be representative of interest. Earnings for 2002, 2003, 2004, 2005, 2006 and the nine months ended September 30, 2007 were insufficient to cover fixed charges by $79.2 million, $70.6 million, $102.7 million, $143.2 million, $166.0 million and $126.9 million, respectively.

USE OF PROCEEDS

              We expect to receive approximately $144.9 million from the sale of our notes in this offering, or $166.7 million if the underwriters exercise their overallotment option in full, after deducting the estimated underwriting discount and offering expenses that we are to pay.

              We currently intend to use the net proceeds from the sale of the notes that we may offer with this prospectus for general corporate purposes. General corporate purposes may include funding clinical and preclinical development of existing product candidates, drug research activities, manufacture of pre-clinical, clinical and commercial drug supplies, capital expenditures and working capital, repayment of debt and other general corporate purposes. We have not determined the amounts we plan to spend on any of the areas listed above or the timing of these expenditures. As a result, our management will have broad discretion to allocate the net proceeds of this offering. Pending the application of the net proceeds for these purposes, we intend to invest the net proceeds in short-term, interest-bearing, investment-grade securities.

PRICE RANGE OF COMMON STOCK

              Our common stock is listed on the Nasdaq Global Market under the symbol "THRX." The following table sets forth, for the periods indicated, the range of high and low closing sale prices of our common stock as reported on the Nasdaq Global Market.

	High	Low
Year Ended December 31, 2004
Fourth Quarter (from October 5, 2004)	$18.46	$15.40
Year Ended December 31, 2005
First Quarter	$18.86	$16.53
Second Quarter	18.31	16.55
Third Quarter	21.57	16.98
Fourth Quarter	23.50	20.86
Year Ended December 31, 2006
First Quarter	$29.88	$20.43
Second Quarter	29.90	22.06
Third Quarter	28.02	22.40
Fourth Quarter	32.66	27.38
Year Ended December 31, 2007
First Quarter	$36.74	$29.22
Second Quarter	36.81	28.74
Third Quarter	33.13	24.44
Fourth Quarter	27.99	19.33
Year Ending December 31, 2008
First Quarter (through January 16, 2008)	$22.21	$19.45

              The last reported sale price of our common stock on January 16, 2008 was $19.90 per share.

              As of November 30, 2007, there were approximately 274 holders of record of our common stock. Because many of these shares are held by brokers and other institutions on behalf of stockholders, we are unable to estimate the total number of stockholders represented by these record holders.

DIVIDEND POLICY

              We currently intend to retain any future earnings to finance our research and development efforts. We have never declared or paid cash dividends and do not intend to declare or pay cash dividends on our common stock in the foreseeable future.

CAPITALIZATION

              The following table shows:

  •
  our actual capitalization as of September 30, 2007; and

  •
  our capitalization as adjusted to give effect to the issuance and sale of $150,000,000 aggregate principal amount of notes in this offering, after deducting the underwriting discount and estimated offering expenses payable by us.

	As of September 30, 2007
	Actual	As Adjusted
	(in thousands, except for share and per share data) (unaudited)
Cash, cash equivalents and marketable securities	$166,521	$311,421
Long Term Debt:
3% convertible subordinated notes due 2015 offered hereby	—	150,000
Other Long-Term Obligations	182,372	182,372
Stockholders' equity (Net capital deficiency):
Preferred stock, $0.01 par value, 230,000 shares authorized, no shares issued and outstanding	—	—
Common stock, $0.01 par value; 200,000,000 shares authorized; 51,460,691 shares issued and outstanding	514	514
Class A Common Stock, $0.01 par value, 30,000,000 shares authorized, 9,401,499 issued and outstanding	94	94
Additional paid-in capital	863,177	863,177
Accumulated other comprehensive income	81	81
Accumulated deficit	(904,751)	(904,751)

Total stockholders' equity (net capital deficiency)	(40,885)	(40,885)

Total Capitalization	$141,487	$291,487

              The number of shares in the table above excludes:

  •
  an aggregate of 13,449,227 shares of common stock subject to outstanding options and restricted stock unit awards under our 2004 Equity Incentive Plan, 1997 Stock Plan and the Long-term Stock Option Plan, at a weighted average price of $18.85;

  •
  an additional 1,029,041 shares of common stock reserved for future stock option grants or purchases as of September 30, 2007 under our 2004 Equity Incentive Plan and Amended and Restated 2004 Employee Stock Purchase Plan; and

  •
  18,064 shares of common stock issuable upon exercise of outstanding warrants with a weighted average exercise price of $1.94 per share. The outstanding warrant was not exercised as of its expiration date of October 5, 2007 and therefore no stock was or will be issued under the warrant.

DESCRIPTION OF THE NOTES

              We will issue the notes under the indenture, to be dated as of January 23, 2008, between Theravance, Inc., as issuer, and The Bank of New York Trust Company, N.A., as trustee. As used in this description of the notes, the words "our company," "we," "us," "our" or "Theravance" refer only to Theravance, Inc. and do not include any of our current or future subsidiaries. We have summarized the material provisions of the notes below. The following description is not complete and is subject to, and qualified by reference to, all of the provisions of the indenture and the notes, which we urge you to read because they define your rights as a holder. A copy of the indenture, including a form of the notes, is available as described under "Where You Can Find More Information."

General

              The notes will be general unsecured subordinated obligations of Theravance. The notes are limited to $150,000,000 aggregate principal amount ($172,500,000 aggregate principal amount if the underwriters exercise their overallotment option in full). The notes will mature on January 15, 2015. The notes will be issued in denominations of $1,000 or in integral multiples of $1,000. The notes will be payable at the principal corporate trust office of the paying agent, which initially will be an office or agency of the trustee.

              The notes bear cash interest at the rate of 3.0% per year on the principal amount from the issue date, or from the most recent date to which interest has been paid or provided for. Interest will be payable semiannually in arrears on January 15 and July 15 of each year, beginning on July 15, 2008, to holders of record at the close of business on the January 1 or the July 1 immediately preceding such interest payment date. Each payment of cash interest on the notes will include interest accrued for the period commencing on and including the immediately preceding interest payment date, provided that the first interest payment on July 15, 2008, will include interest from January 23, 2008 through the day before the applicable interest payment date (or purchase date, as the case may be). Any payment required to be made on any day that is not a business day will be made on the next succeeding business day. Interest will be calculated using a 360-day year composed of twelve 30-day months. A "business day" is any weekday that is not a day on which banking institutions in New York, New York are authorized or obligated to close.

              Interest will cease to accrue on a note upon its maturity, conversion, redemption or purchase by us at the option of a holder. We may not reissue a note that has matured or been converted, has been redeemed by us at our option or purchased by us at your option or otherwise cancelled, except for registration of transfer, exchange or replacement of such note.

              Notes may be presented for conversion at the office of the conversion agent and for exchange or registration of transfer at the office of the registrar. The conversion agent and the registrar shall initially be the trustee. No service charge will be made for any registration of transfer or exchange of notes. However, we may require the holder to pay any tax, assessment or other governmental charge payable as a result of such transfer or exchange.

              The indenture does not contain any financial covenants or any restrictions on the payment of dividends, the incurrence of senior indebtedness (as defined below) or other indebtedness or the issuance or repurchase of securities by us. The indenture does not contain any covenants or other provisions to protect holders of the notes in the event of a highly leveraged transaction or a change of control, except to the extent described under "—Fundamental Change Permits Holders to Require Us to Purchase Notes" and "—Make-Whole Premium Upon Certain Fundamental Changes" below.

Subordination of Notes

    Ranking

              The notes will be our general unsecured obligations and will be:

  •
  subordinated in right of payment, as provided in the indenture, to the prior payment in full of all of our existing and future senior indebtedness,

  •
  equal in right of payment with all of our existing and future subordinated indebtedness,

  •
  effectively subordinated to all of our existing and future secured indebtedness to the extent of the value of the assets securing that indebtedness, and

  •
  effectively subordinated to all existing and future indebtedness and other liabilities of our subsidiaries.

              The payment of the principal of, premium, if any, and any interest amount on the notes is subordinated to the prior payment in full, in cash or other payment satisfactory to the holders of senior indebtedness, of all existing and future senior indebtedness. If we dissolve, wind-up, liquidate or reorganize, or if we are the subject of any bankruptcy, insolvency, receivership or similar proceedings, we will pay the holders of senior indebtedness in full in cash or other payment satisfactory to the holders of senior indebtedness before we pay the holders of the notes. If the notes are accelerated because of an event of default under the indenture we must pay the holders of senior indebtedness in full all amounts due and owing thereunder before we pay the note holders. The indenture will require that we must promptly notify holders of senior indebtedness if payment of the notes is accelerated because of an event of default under the indenture.

              We may not make any payment on the notes or purchase or otherwise acquire the notes if:

  •
  a default in the payment of any senior indebtedness occurs and is continuing beyond any applicable period of grace; or

  •
  any other default of designated senior indebtedness occurs and is continuing that permits holders of the designated senior indebtedness to accelerate its maturity and the trustee receives a payment blockage notice from the Company or other person permitted to give such notice under the indenture.

              We are required to resume payments on the notes:

  •
  in case of a payment default of senior indebtedness, upon the date on which such default is cured or waived or ceases to exist; and

  •
  in case of a nonpayment default of designated senior indebtedness, the earlier of the date on which such nonpayment default is cured or waived or ceases to exist or 179 days after the date on which the payment blockage notice is received.

              No new period of payment blockage may be commenced for a default unless:

  •
  at least 365 days have elapsed since our receipt of the prior payment blockage notice; and

  •
  all scheduled payments on the notes that have come due have been paid in full in cash.

              No nonpayment default that existed or was continuing on the date of delivery of any payment blockage notice shall be the basis for a subsequent payment blockage notice.

              As a result of these subordination provisions, in the event of our bankruptcy, dissolution or reorganization, holders of senior indebtedness may receive more, ratably, and holders of the notes may receive less, ratably, than our other creditors. These subordination provisions will not prevent the occurrence of any event of default under the indenture.

              If either the trustee or any holder of notes receives any payment or distribution of our assets in contravention of these subordination provisions before all senior indebtedness is paid in full, then such payment or distribution will be held by the recipient in trust for the benefit of holders of senior indebtedness to the extent necessary to make payment in full of all senior indebtedness remaining unpaid.

              The notes are exclusively obligations of Theravance. Our subsidiaries are separate and distinct legal entities. Our existing subsidiaries and any future subsidiaries will not guarantee the notes or have any obligation to pay any amounts due on the notes or to provide us with funds for our payment obligations, whether by dividends, distributions, loans or other payments. In addition, any payment of dividends, distributions, loans or advances by our subsidiaries to us could be subject to statutory or contractual restrictions. Payments to us by our subsidiaries will also be contingent upon our subsidiaries' earnings and business considerations.

              Our right to receive any assets of our existing subsidiaries and any future subsidiaries upon their liquidation or reorganization, and therefore, our right to participate in those assets, will be structurally subordinated to the claims of our subsidiaries' creditors, including trade creditors. In addition, even if we were a creditor of any of our subsidiaries, our rights as a creditor would be subordinate to any security interest in the assets of our subsidiaries and any indebtedness of our subsidiaries senior to that held by us.

              As of September 30, 2007, we had no outstanding senior indebtedness as defined in the indenture, nor any secured indebtedness or subordinated indebtedness.

              In addition, as of September 30, 2007, our subsidiaries had no indebtedness outstanding (excluding intercompany indebtedness).

              Neither we nor our subsidiaries are limited from incurring senior indebtedness or additional debt under the indenture. If we incur additional debt, our ability to pay our obligations on the notes could be affected. We expect from time to time to incur additional indebtedness and other liabilities.

              We are obligated to pay reasonable compensation to the trustee. We will indemnify the trustee against any losses, liabilities or expenses incurred by it in connection with its duties. The trustee's claims for such payments will be senior to the claims of the note holders.

              "designated senior indebtedness" means our obligations under any particular senior indebtedness in which the instrument creating or evidencing the same or the assumption or guarantee thereof (or any related agreements or documents to which we are a party) expressly provides that such indebtedness is "designated senior indebtedness" for purposes of the indenture (provided that such instrument, agreement or other document may place limitations and conditions on the right of such senior indebtedness to exercise the rights of designated senior indebtedness).

              "indebtedness" means, without duplication:

  (1)
  all of our indebtedness, obligations and other liabilities (contingent or otherwise) for borrowed money (including obligations in respect of overdrafts, foreign exchange contracts, currency exchange agreements, interest rate protection agreements and any loans or advances from banks, whether or not evidenced by notes or similar instruments) or evidenced by credit or loan agreements, bonds, debentures, notes or similar instruments (whether or not the recourse of the lender is to the whole of our assets or to only a portion thereof), other than any trade accounts payable or other accrued current expense incurred in the ordinary course of business in connection with the obtaining of materials or services;

  (2)
  all of our reimbursement obligations and other liabilities (contingent or otherwise) with respect to letters of credit, bank guarantees or bankers' acceptances;

  (3)
  all of our obligations and liabilities (contingent or otherwise):

  (a)
  in respect of leases required, in conformity with generally accepted accounting principles, to be accounted for as capitalized lease obligations on our balance sheet,

  (b)
  as lessee under other leases for facilities equipment (and related assets leased together therewith), whether or not capitalized, entered into or leased for financing purposes (as determined by us), or

  (c)
  under any lease or related document (including a purchase agreement) in connection with the lease of real property or improvements (or any personal property included as part of any such lease) that provides that we are contractually obligated to purchase or cause a third party to purchase the leased property and thereby guarantee a minimum residual value of the leased property to the lessor and all of our obligations under such lease or related document to purchase or to cause a third party to purchase such leased property (whether or not such lease transaction is characterized as an operating lease or a capitalized lease in accordance with generally accepted accounting principles);

  (4)
  all of our obligations (contingent or otherwise) with respect to an interest rate, currency or other swap, cap, floor or collar agreement, hedge agreement, forward contract, or other similar instrument or foreign currency hedge, exchange, purchase or similar instrument or agreement;

  (5)
  all of our direct or indirect guarantees, agreements to be jointly liable or similar agreements in respect of, and obligations or liabilities (contingent or otherwise) to purchase or otherwise acquire or otherwise assure a creditor against loss in respect of, indebtedness, obligations or liabilities of another person of the kind described in clauses (1) through (4);

  (6)
  any indebtedness or other obligations described in clauses (1) through (5) secured by any mortgage, pledge, lien or other encumbrance existing on property which is owned or held by us, regardless of whether the indebtedness or other obligation secured thereby shall be assumed by us; and

  (7)
  any and all deferrals, renewals, extensions and refundings of, or amendments, modifications or supplements to, any indebtedness, obligation or liability of the kind described in clauses (1) through (6).

              "senior indebtedness" means the principal of, premium, if any, interest (including all interest accruing subsequent to the commencement of any bankruptcy or similar proceeding, whether or not a claim for postpetition interest is allowable as a claim in any such proceeding) and rent payable on or in connection with, and all fees, costs, expenses and other amounts accrued or due on or in connection with, indebtedness of Theravance, whether secured or unsecured, absolute or contingent, due or to become due, outstanding on the date of the indenture or thereafter created, incurred, assumed, guaranteed or in effect guaranteed by Theravance, including all deferrals, renewals, extensions or refundings of, or amendments, modifications or supplements to, the foregoing, unless in the case of any particular indebtedness the instrument creating or evidencing the same or the assumption or guarantee thereof expressly provides that such indebtedness shall not be senior in right of payment to the notes or expressly provides that such indebtedness is on the same basis or junior to the notes. Senior indebtedness does not include:

  (1)
  indebtedness that expressly provides that such indebtedness shall not be senior in right of payment to the notes or expressly provides that such indebtedness is on the same basis or junior in right of payment to the notes;

  (2)
  indebtedness that is expressly subordinated to any senior indebtedness;

  (3)
  indebtedness subordinated by operation of law;

  (4)
  our trade payables and accrued expenses (including, without limitation, accrued compensation and accrued restructuring charges) or deferred purchase price for goods, services or materials purchased or provided in the ordinary course of business;

  (5)
  lease obligations other than those described in clause (3) under the definition of "indebtedness" above;

  (6)
  any indebtedness of Theravance to or among any of its subsidiaries; and

  (7)
  any obligation for federal, state, local or other taxes.

Optional Redemption

              No sinking fund is provided for the notes. Prior to January 15, 2012, the notes will not be redeemable. On or after January 15, 2012 and prior to the maturity date, we may redeem for cash all or part of the notes if the last reported sale price of our common stock has been greater than or equal to 130% of the conversion price then in effect for at least 20 trading days during any 30 consecutive trading day period prior to the date on which we provide notice of redemption. The redemption price will equal 100% of the principal amount of the notes being redeemed, plus accrued and unpaid interest to but excluding the redemption date, except as described below.

              The "last reported sale price" of our common stock on any date means the closing sale price per share (or if no closing sale price is reported, the average of the bid and ask prices or, if more than one in either case, the average of the average bid and the average asked prices) on that date as reported in composite transactions for the principal U.S. national or regional securities exchange on which our common stock is listed for trading. If our common stock is not listed for trading on a U.S. national or regional securities exchange on the relevant date, the "last reported sale price" will be the last quoted bid price for our common stock in the over-the-counter market on the relevant date as reported by the National Quotation Bureau or similar organization. If our common stock is not so quoted, the "last reported sale price" will be the average of the mid-point of the last bid and ask prices for our common stock on the relevant date from each of at least three nationally recognized independent investment banking firms selected by us for this purpose.

              We will give notice of redemption not less than 30 nor more than 60 days before the redemption date by mail to the trustee, the paying agent and each holder of notes.

              If the redemption date falls after a record date and on or prior to the corresponding interest payment date, we will pay, on the regular interest payment date, the full amount of accrued and unpaid interest payable, if any, due on such interest payment date to the holder of record at the close of business on the corresponding record date, and not to a holder submitting the notes for redemption. We will make at least eight semiannual interest payments (including the interest payments on July 15, 2008, and January 15, 2012) in the full amount required by the indenture before we can redeem the notes at our option.

              We may not redeem any notes unless all accrued and unpaid interest thereon has been or is simultaneously paid for all semiannual periods or portions thereof terminating prior to the redemption date.

              If we decide to redeem fewer than all of the outstanding notes, the trustee will select the notes to be redeemed (in principal amounts of $1,000 or integral multiples thereof) by lot, or on a pro rata basis or by another method the trustee considers fair and appropriate.

              If the trustee selects a portion of your notes for partial redemption and you convert a portion of your notes, the converted portion will be deemed to be from the portion selected for redemption.

              With respect to any notes we have called for redemption, we will not be required to issue, register the transfer of or convert any notes after the close of business on the business day immediately preceding the redemption date, unless we default in the payment of the redemption price.

Conversion Rights

              Holders may convert their notes into shares of our common stock prior to the close of business on the business day immediately preceding the stated maturity date based on an initial conversion rate of 38.6548 shares per $1,000 principal amount of notes (equivalent to an initial conversion price of approximately $25.87 per share). The conversion rate will be subject to adjustment as described below. If a holder has already delivered a fundamental change purchase notice as described under "—Fundamental Change Permits Holders to Require Us to Purchase Notes" with respect to a note, however, the holder may not surrender that note for conversion until the holder has withdrawn the purchase notice in accordance with the indenture. A holder may convert fewer than all of such holder's notes so long as the notes converted are an integral multiple of $1,000 principal amount.

              A holder of a note otherwise entitled to a fractional share will receive cash equal to the applicable portion of the closing price of our common stock for the trading day immediately preceding the conversion date. As used in this Description of the Notes, all references to our common stock are to our common stock, par value $0.01. See "Description of Capital Stock" below.

              The ability to surrender notes for conversion will expire at the close of business on the business day immediately preceding the stated maturity date.

              To convert interests in a global note, the holder must deliver to DTC the appropriate instruction form for conversion pursuant to DTC's then applicable conversion program procedures. To convert a certificated note, a holder must:

  •
  complete and manually sign a conversion notice, a form of which is on the back of the note, and deliver the conversion notice to the conversion agent;

  •
  surrender the note to the conversion agent;

  •
  if required by the conversion agent, furnish appropriate endorsements and transfer documents; and

  •
  if required, pay all transfer or similar taxes.

              On conversion of a note, a holder will not receive, except as described below, any cash payment representing any accrued interest. Instead, accrued interest will be deemed paid by the shares of common stock (or any cash in lieu thereof) received by the holder on conversion. Delivery to the holder of the full number of shares of common stock into which the note is convertible, together with any cash payment of such holder's fractional shares, will thus be deemed:

  •
  to satisfy our obligation to pay the principal amount of a note; and

  •
  to satisfy our obligation to pay accrued and unpaid interest.

We will deliver the shares (and cash in lieu of fractional shares) due upon conversion no later than three business days after the conversion date. Delivery of shares of common stock will be accomplished by delivery to the conversion agent of certificates for the required number of shares, other than in the case of holders of notes in book entry form with DTC, which shares shall be delivered in accordance with DTC's customary practices.

              As a result, accrued interest is deemed paid in full rather than cancelled, extinguished or forfeited. If a holder surrenders a note for conversion during the period from the close of business on any regular record date next preceding any interest payment date to the opening of business on such interest payment date, then, despite the conversion, we will, on the interest payment date, pay the semiannual interest payable on such note to the person who was the record holder of the note at the close of business on the record date. Such notes, upon surrender to us for conversion, must be accompanied by funds equal to the amount of interest payable on the notes so converted, provided that no such payment need be made:

  •
  in connection with any conversion following the regular record date immediately preceding the final interest payment date;

  •
  if we have specified a fundamental change purchase date that is after a record date and on or prior to the business day following the corresponding interest payment date;

  •
  in connection with any conversion of notes that have been called by us for redemption and in respect of which we have specified a redemption date that is after a record date but on or prior to the corresponding interest payment date; or

  •
  to the extent of any overdue interest, if any overdue interest exists at the time of conversion with respect to such note.

              The conversion rate will not be adjusted for accrued interest. For a discussion of the U.S. federal income tax treatment of a holder receiving shares of our common stock, upon surrendering notes for conversion, see "Certain U.S. Federal Income Tax Considerations."

              We will adjust the conversion rate for certain events, including:

  (1)
  the issuance of our common stock as a dividend or distribution on our common stock;

  (2)
  certain subdivisions and combinations of our common stock;

  (3)
  the issuance to all or substantially all holders of our common stock of certain rights or warrants entitling them for a period expiring within 45 days of such issuance to purchase our common stock, or securities convertible into our common stock, at less than, or having a conversion price per share less than, the then current market price of our common stock;

  (4)
  the dividend or other distribution to all or substantially all holders of our common stock of shares of our capital stock, other than common stock, or evidences of our indebtedness or our assets, including securities, but excluding those rights and warrants referred to above and dividends and distributions in connection with a reclassification, consolidation, merger, combination, sale or conveyance resulting in a change in the conversion consideration, or pursuant to any stockholder rights plan or dividends or distributions paid exclusively in cash;

  (5)
  dividends or other distributions consisting exclusively of cash to all or substantially all holders of our common stock, in which case the conversion rate will be adjusted by multiplying the conversion rate by a fraction, (i) the numerator of which will be the average of the last reported sale prices of our common stock for the ten trading days prior to the date on which "ex-dividend trading" commences for such dividend or distribution, and (ii) the denominator of which will be the difference between (A) such average price of our common stock and (B) the amount in cash per share of such distribution; and

  (6)
  payments to holders in respect of a tender offer or exchange offer for our common stock by us or any of our subsidiaries to the extent that the cash and fair market value of any other consideration included in the payment per share exceeds the closing price of our common stock on the trading day following the last date on which tenders or exchanges may be made pursuant to such tender offer or exchange offer.

              In the event that we pay a dividend or make a distribution on our common stock consisting of capital stock of, or similar equity interests in, a subsidiary or other business unit of ours, the conversion rate will be adjusted, unless we make an equivalent distribution to holders of notes, based on the market value of the securities so distributed relative to the market value of our common stock, in each case based on the average closing prices of those securities for the 10 trading days commencing on the date on which "ex-dividend trading" commences for such dividend or distribution on the Nasdaq Global Market or such other national or regional exchange or market on which the securities are then listed or quoted.

              In addition, the indenture will provide that upon conversion of the notes, holders will receive the rights related to such common stock pursuant to our stockholder rights plan, whether or not such rights have separated from the common stock at the time of such conversion to the extent such rights remain in place at such time. However, in the case of our existing stockholder rights plan and any future rights plan that so provides, there will not be any adjustment to the conversion privilege or conversion rate as a result of:

  •
  the issuance of such rights;

  •
  the distribution of separate certificates representing such rights;

  •
  the exercise or redemption of such rights in accordance with any rights agreement; or

  •
  the termination or invalidation of such rights.

              Notwithstanding the foregoing, if a holder of notes exercising its right of conversion after the distribution of rights pursuant to any such rights plan in effect at the time of such conversion is not entitled to receive the rights that would otherwise be attributable (but for the date of conversion) to the shares of common stock to be received upon such conversion, if any, the conversion rate will be adjusted as though the rights were being distributed to holders of common stock on the date the rights become separable from such stock. If such an adjustment is made and such rights are later redeemed, repurchased, invalidated or terminated, then a corresponding reversing adjustment will be made to the conversion rate on an equitable basis.

              In the case of the following events (each, a "business combination"):

  •
  any recapitalization, reclassification or change of our common stock, other than changes resulting from a subdivision or combination;

  •
  a consolidation, merger or combination involving us;

  •
  a sale, conveyance or lease to another corporation of all or substantially all of our property and assets, other than to one or more of our subsidiaries; or

  •
  a statutory share exchange,

in each case as a result of which holders of our common stock are entitled to receive stock, other securities, other property or assets (including cash or any combination thereof) with respect to or in exchange for our common stock, the holders of the notes then outstanding will be entitled thereafter to convert those notes into the kind and amount of shares of stock, other securities or other property or assets (including cash or any combination thereof) which they would have owned or been entitled to receive upon such business combination had such notes been converted into our common stock immediately prior to such business combination, except that such holders will not receive a make-whole premium if such holder does not convert its notes "in connection with" the relevant fundamental change. In the event holders of our common stock have the opportunity to elect the form of consideration to be received in such business combination, the notes will be convertible into the weighted average of the kind and amount of consideration received by the holders of our common stock that affirmatively make such an election. We may not become a party to any such transaction unless its terms are consistent with the preceding. None of the foregoing provisions shall affect the right of a holder of notes to convert its notes into shares of our common stock prior to the effective date of the business combination.

              The indenture permits us to increase the conversion rate, to the extent permitted by law, for any period of at least 20 days. In that case we will give at least 15 days' notice of such increase. We may also make such increase in the conversion rate, in addition to those set forth above, as our board of directors deems advisable to avoid or diminish any income tax to holders of our common stock resulting from any dividend or distribution of stock (or rights to acquire stock) or from any event treated as such for income tax purposes.

              For U.S. federal income tax purposes, adjustments to the conversion rate (or failures to make such adjustments) that have the effect of increasing the holders' proportionate interests in our assets or earnings may in some circumstances result in a taxable deemed distribution to the holders. See "Certain U.S. Federal Income Tax Considerations."

              We will not be required to adjust the conversion rate unless the adjustment would result in a change of at least 1% of the conversion rate. However, we will carry forward any adjustments that are less than 1% of the conversion rate and take them into account when determining subsequent adjustments. We will also adjust for any carry forward amount upon conversion regardless of the 1% threshold. We will not make any adjustments if holders of notes are permitted, by virtue of their ownership of the notes, to participate in the transactions described above in clauses (1) through (6) that would otherwise require adjustment of the conversion rate. Except as stated above, the conversion rate will not be adjusted for the issuance of our common stock or any securities convertible into or exchangeable for our common stock or carrying the right to purchase our common stock or any such security.

              Notwithstanding the foregoing, in no event shall the conversion rate as adjusted in accordance with the foregoing exceed 50.2512 shares per $1,000 principal amount of notes, other than on account of adjustments to the conversion rate in the manner set forth in clauses (1) through (6) above.

Fundamental Change Permits Holders to Require Us to Purchase Notes

              If a fundamental change occurs, each holder of notes will have the right to require us to repurchase all or any portion of that holder's notes that is equal to $1,000 or an integral multiple of $1,000, on the date fixed by us, which we refer to as the fundamental change purchase date, that is not less than 30 nor more than 45 days after the date we give notice of the fundamental change, at a fundamental change purchase price equal to 100% of the principal amount of the notes to be repurchased, together with interest accrued and unpaid to, but excluding, the fundamental change purchase date. If such purchase date is after a record date but on or prior to an interest payment date, however, then the interest payable on such date will be paid to the holder of record of the notes on the relevant record date.

              At least 20 days prior to the anticipated effective date of a fundamental change, if practicable, but in any case as promptly as practicable, we are required to give notice to all holders of notes, as provided in the indenture, of the occurrence of the fundamental change and of their resulting repurchase right. We must also deliver a copy of our notice to the trustee.

              In order to exercise the repurchase right upon a fundamental change, a holder must deliver prior to the purchase date a fundamental change purchase notice stating among other things:

  •
  if certificated notes have been issued, the certificate numbers of the notes to be delivered for purchase;

  •
  the portion of the principal amount of notes to be purchased, in integral multiples of $1,000; and

  •
  that the notes are to be purchased by us pursuant to the applicable provisions of the notes and the indenture.

              If the notes are not in certificated form, a holder's fundamental change purchase notice must comply with appropriate DTC procedures.

              A holder may withdraw any fundamental change purchase notice by a written notice of withdrawal delivered to the paying agent prior to the close of business on the business day prior to the fundamental change purchase date. The notice of withdrawal must state:

  •
  the principal amount of the withdrawn notes;

  •
  if certificated notes have been issued, the certificate numbers of the withdrawn notes; and

  •
  the principal amount, if any, of the notes which remains subject to the fundamental change purchase notice.

              In connection with any purchase offer in the event of a fundamental change, we will, if required:

  •
  comply with the provisions of Rule 13e-4, Rule 14e-1, and any other tender offer rules under the Securities Exchange Act of 1934, or the Exchange Act, which may then be applicable; and

  •
  file a Schedule TO or any other required schedule under the Exchange Act.

              Payment of the fundamental change purchase price for a note for which a fundamental change purchase notice has been delivered and not validly withdrawn is conditioned upon delivery of the note, together with necessary endorsements, to the paying agent at any time after delivery of such fundamental change purchase notice. Payment of the fundamental change purchase price for the note will be made promptly following the later of the fundamental change purchase date or the time of delivery of the note.

              If the paying agent holds money or securities sufficient to pay the fundamental change purchase price of the note in accordance with the terms of the indenture, then, on the business day following the fundamental change purchase date, the note will cease to be outstanding and interest on such note will cease to accrue, whether or not the note is delivered to the paying agent. Thereafter, all other rights of the holder will terminate, other than the right to receive the fundamental change purchase price upon delivery of the note.

              A "fundamental change" will be deemed to have occurred upon a change of control or a termination of trading, each as defined below, after the original issuance of the notes.

              A "change of control" will be deemed to have occurred at such time after the original issuance of the notes when the following has occurred:

  (1)
  the acquisition by any person of beneficial ownership, directly or indirectly, through a purchase, merger or other acquisition transaction or series of transactions of shares of our capital stock entitling that person to exercise 50% or more of the total voting power of all shares of our capital stock entitled to vote generally in elections of directors, other than any acquisition by us, any of our subsidiaries or any of our employee benefit plans; or

  (2)
  our consolidation or merger with or into any other person, any merger of another person into us, any reclassification or recapitalization, or any conveyance, transfer, sale, lease or other disposition of all or substantially all of our properties and assets to another person other than to one or more of our wholly owned subsidiaries, other than:

  •
  any transaction:

  •
  that does not result in any reclassification, conversion, exchange or cancellation of outstanding shares of our capital stock, and

  •
  pursuant to which holders of our capital stock immediately prior to the transaction have the entitlement to exercise, directly or indirectly, 50% or more of the total voting power of all shares of our capital stock entitled to vote generally in the election of directors of the continuing or surviving person immediately after the transaction; or

  •
  any merger solely for the purpose of changing our jurisdiction of incorporation and resulting in a reclassification, conversion or exchange of outstanding shares of common stock solely into shares of common stock of the surviving entity; or

  (3)
  during any consecutive two-year period, individuals who at the beginning of that two-year period constituted our board of directors, together with any new directors whose election to our board of directors, or whose nomination for election by our stockholders, was approved by a vote of a majority of the directors then still in office who were either directors at the beginning of such period or whose election or nomination for election was previously so approved, cease for any reason to constitute a majority of our board of directors then in office; or

  (4)
  our stockholders pass a resolution approving a plan of liquidation or dissolution.

              Notwithstanding the foregoing, it will not constitute a change of control if at least 90% of the consideration for the common stock (excluding cash payments for fractional shares and cash payments made in respect of dissenters' appraisal rights) in the transaction or transactions constituting the change of control consists of common stock or American Depositary Shares representing shares of common stock traded on a U.S. national securities exchange, or which will be so traded or quoted when issued or exchanged in connection with the change of control, and as a result of such transaction or transactions the notes become convertible solely into such consideration; provided that, with respect to an entity organized under the laws of a jurisdiction outside the United States, such entity has a worldwide total market capitalization (calculated in U.S. dollars) of its equity securities of at least two times the market capitalization of us before giving effect to the consolidation or merger.

              A "termination of trading" means the termination (but not the temporary suspension) of trading of our common stock, which will be deemed to have occurred if our common stock or other common stock into which the notes are convertible is neither listed for trading on a United States national securities exchange nor approved for listing on any United States system of automated dissemination of quotations of securities prices, or traded in over-the-counter securities markets, and no American Depositary Shares or similar instruments for such common stock are so listed or approved for listing in the United States.

              For purposes of the foregoing, beneficial ownership shall be determined in accordance with Rule 13d-3 promulgated by the SEC under the Exchange Act. The term "person" includes any syndicate or group which would be deemed to be a "person" under Section 13(d)(3) of the Exchange Act.

              Rule 13e-4 under the Exchange Act requires the dissemination of certain information to security holders if an issuer tender offer occurs and may apply if the repurchase option becomes available to holders of the notes. We will comply with this rule to the extent applicable at that time.

              We may, to the extent permitted by applicable law, at any time purchase the notes in the open market or by tender at any price or by private agreement. Any note so purchased by us may, to the extent permitted by applicable law, be reissued or resold or may be surrendered to the trustee for cancellation. Any notes surrendered to the trustee may not be reissued or resold and will be canceled promptly.

              No notes may be purchased by us at the option of holders upon the occurrence of a fundamental change if there has occurred and is continuing an event of default with respect to the notes, other than a default in the payment of the fundamental change purchase price with respect to the notes.

              The preceding provisions would not necessarily protect holders of the notes if highly leveraged or other transactions involving us occur that may adversely affect holders.

              Our ability to repurchase notes upon the occurrence of a fundamental change is subject to important limitations. The occurrence of a fundamental change could cause an event of default under, or be prohibited or limited by, the terms of future debt. Further, we may not have the financial resources, or be able to arrange financing, to pay the repurchase price for all the notes that might be delivered by holders of notes seeking to exercise the repurchase right. Any failure by us to repurchase the notes when required following a fundamental change would result in an event of default under the indenture. Any such default may, in turn, cause a default under future debt.

Make-Whole Premium Upon Certain Fundamental Changes

              If you convert your notes in connection with a change of control event defined in clauses (1) or (2) of such definition, we will pay, to the extent described below, a make-whole premium by issuing additional shares of common stock upon conversion of the notes if and as required below. A conversion of the notes by a holder will be deemed for these purposes to be "in connection with" a fundamental change if the conversion notice is received by the conversion agent on or subsequent to the date ten trading days prior to the date announced by us as the anticipated effective date of the fundamental change but before the close of business on the business day immediately preceding the related fundamental change purchase date or ten trading days after the actual effective date of the fundamental change, if later. Any make-whole premium will be in addition to, and not in substitution for, any securities, cash or other assets otherwise due to holders of notes upon conversion. Any make-whole premium will be determined by reference to the table below and is based on the date on which the fundamental change becomes effective, which we refer to as the "effective date," and the price, which we refer to as the "stock price," paid, or deemed to be paid, per share of our common stock in the transaction constituting the fundamental change, subject to adjustment as described below. If holders of our common stock receive only cash in the fundamental change, the stock price shall be the cash amount paid per share of our common stock. In all other cases, the stock price shall be the average of the closing prices of our common stock for each of the ten trading days immediately prior to but not including the effective date. The following table shows what the make-whole premium would be for each hypothetical stock price and effective date set forth below, expressed as additional shares of common stock per $1,000 principal amount of notes.

Make-Whole Premium Upon Certain Fundamental Changes (Increase in Applicable Conversion Rate)

Stock Price on Effective Date	1/23/2008	1/15/2009	1/15/2010	1/15/2011	1/15/2012	1/15/2013	1/15/2014	1/15/2015
$19.90	11.5964	11.5964	11.5964	11.5964	11.5964	11.5964	11.5964	11.5964
25.00	7.6294	7.1506	6.5456	5.8079	5.2590	5.1751	4.5360	1.3452
30.00	5.4831	4.9012	4.1577	3.1605	1.8060	1.7214	1.3964	0.0000
35.00	4.1332	3.5452	2.7948	1.7803	0.0000	0.0000	0.0000	0.0000
40.00	3.3024	2.7457	2.0487	1.1397	0.0000	0.0000	0.0000	0.0000
50.00	2.3355	1.8693	1.3105	0.6472	0.0000	0.0000	0.0000	0.0000
60.00	1.8105	1.4264	0.9827	0.4870	0.0000	0.0000	0.0000	0.0000
80.00	1.2767	1.0043	0.6966	0.3564	0.0000	0.0000	0.0000	0.0000
100.00	0.9989	0.7908	0.5532	0.2856	0.0000	0.0000	0.0000	0.0000

              The hypothetical stock prices and additional shares set forth above are based on certain assumptions and are for illustrative purposes only. The final applicable stock prices and additional shares will be set forth in the final prospectus and may differ from those set forth above.

              The actual stock price and effective date may not be set forth on the table, in which case:

  •
  if the actual stock price on the effective date is between two stock prices on the table or the actual effective date is between two effective dates on the table, the make-whole premium will be determined by a straight-line interpolation between the make-whole premiums set forth for the two stock prices and the two effective dates on the table based on a 365-day year, as applicable;

  •
  if the stock price on the effective date exceeds $100.00 per share, subject to adjustment as described below, no make-whole premium will be paid; and

  •
  if the stock price on the effective date is less than $19.90 per share, subject to adjustment as described below, no make-whole premium will be paid.

              The stock prices set forth in the first column of the table above will be adjusted as of any date on which the conversion rate of the notes is adjusted. The adjusted stock prices will equal the stock prices applicable immediately prior to such adjustment multiplied by a fraction, the numerator of which is the conversion rate immediately prior to the adjustment giving rise to the stock price adjustment and the denominator of which is the conversion rate as so adjusted. The number of additional shares set forth in the table above will be adjusted in the same manner as the conversion rate as set forth above under "—Conversion Rights," other than by operation of an adjustment to the conversion rate by adding the make-whole premium as described above.

              Notwithstanding the foregoing, in no event will the conversion rate exceed 50.2512 per $1,000 principal amount of notes, subject to adjustments in the same manner as the conversion rate.

              The additional shares delivered to satisfy our obligations to holders that convert their notes in connection with a fundamental change will be delivered upon the later of the settlement date for the conversion and promptly following the effective date of the fundamental change transaction.

Reporting Obligations

              We will deliver to the trustee all reports and other information and documents which we are required to file with the SEC pursuant to Section 13 or 15(d) of the Exchange Act, including our Annual Report on Form 10-K and our Quarterly Reports on Form 10-Q within 15 days after we file such reports with the SEC. In the event we are at any time no longer subject to the reporting requirements of Section 13 or 15(d) of the Exchange Act, we shall continue to provide the trustee with reports containing substantially the same information as would have been required to be filed with the SEC had we continued to have been subject to such reporting requirements. In such event, such reports will be provided at the times we would have been required to provide reports had we continued to have been subject to such reporting requirements. We will comply with the other provisions of Section 314(a) of the Trust Indenture Act. Furthermore, within 90 days after the end of each fiscal year, we will deliver to the trustee an officer's certificate stating whether the signatory knows of any default or event of default under the indenture, and describe any default or event of default and the efforts to remedy the same.

Events of Default and Acceleration

              The following are events of default under the indenture:

  •
  default in the payment of any principal amount, redemption price, or fundamental change purchase price due with respect to the notes, when the same becomes due and payable, whether or not such payment is prohibited by the subordination provisions of the indenture;

  •
  default in payment of any interest under the notes, which default continues for 30 days, whether or not such payment is prohibited by the subordination provisions of the indenture;

  •
  default in the delivery when due of shares of common stock, including any make-whole premium, and any cash payable upon conversion with respect to the notes, which default continues for ten days;

  •
  our failure to comply with any of our other agreements in the notes or the indenture upon our receipt of notice of such default from the trustee or from holders of not less than 25% in aggregate principal amount of the notes, and the failure to cure (or obtain a waiver of) such default within 75 days after receipt of such notice;

  •
  default in the payment of principal by the end of any applicable grace period or resulting in acceleration of other indebtedness of Theravance for borrowed money where the aggregate principal amount with respect to which the default or acceleration has occurred exceeds $15 million, provided that if any such default is cured, waived, rescinded or annulled, then the event of default by reason thereof would be deemed not to have occurred; and

  •
  certain events of bankruptcy, insolvency or reorganization affecting us or our significant subsidiaries.

              If an event of default shall have happened and be continuing, either the trustee or the holders of not less than 25% in aggregate principal amount of the notes then outstanding may declare the principal of the notes and any accrued and unpaid interest through the date of such declaration immediately due and payable; provided, however, that so long as any designated senior indebtedness will be outstanding, such acceleration of the notes will not be effective until the earlier of (1) an acceleration of such designated senior indebtedness; or (2) five business days after receipt by the trustee of written notice of such acceleration. In the case of certain events of bankruptcy or insolvency with respect to us, the principal amount of the notes together with any accrued interest through the occurrence of such event shall automatically become and be immediately due and payable.

              Notwithstanding the foregoing, the indenture will provide that, to the extent elected by us, the sole remedy for an event of default relating to the failure to comply with the reporting obligations in the indenture with respect to SEC filings that are described above under the caption above "Reporting Obligations," and for any failure to comply with the requirements of Section 314(a)(1) of the Trust Indenture Act, will for the first 180 days after the occurrence of such an event of default consist exclusively of the right to receive special interest on the notes at an annual rate equal to 1.0% of the outstanding principal amount of the notes. This special interest will be paid semi-annually in arrears, with the first semi-annual payment due on the first interest payment date following the date on which the special interest began to accrue on any notes. The special interest will accrue on all outstanding notes from and including the date on which an event of default relating to a failure to comply with the reporting obligations in the indenture first occurs to but not including the 180th day (or earlier, if the event of default relating to the reporting obligations is cured or waived prior to such 180th day), whereupon such special interest will cease to accrue and, if the event of default relating to reporting obligations has not been cured or waived prior to such 180th day, the notes will be subject to acceleration as provided above. The provisions of the indenture described in this paragraph will not affect the rights of holders in the event of the occurrence of any other event of default. In the event we do not elect to pay special interest upon an event of default in accordance with this paragraph, the notes will be subject to acceleration as provided above.

Consolidation, Mergers or Sales of Assets

              The indenture provides that we may not consolidate with or merge into any person or convey, transfer or lease our properties and assets substantially as an entirety to another person, other than to one or more of our wholly owned subsidiaries, unless:

  •
  the resulting, surviving or transferee corporation, limited liability company, partnership, trust or other business entity is organized and existing under the laws of the United States, any state thereof or the District of Columbia, and such corporation (if other than us) assumes all our obligations under the notes and the indenture;

  •
  after giving effect to the transaction, no event of default, and no event that, after notice or passage of time, would become an event of default, has occurred and is continuing; and

  •
  other conditions described in the indenture are met.

              Upon the assumption of our obligations by such entity in such circumstances, except for a lease of our properties substantially as an entirety and, subject to certain other exceptions, we shall be discharged from all obligations under the notes and the indenture. Although such transactions are permitted under the indenture, certain of the foregoing transactions occurring could constitute a fundamental change of our company, permitting each holder to require us to purchase the notes of such holder as described above. An assumption of our obligations under the notes and the indenture by such corporation might, depending on the facts and circumstances, be deemed for U.S. federal income tax purposes to be an exchange of the notes for new notes by the holders thereof, resulting in recognition of gain or loss for such purposes and possibly other adverse tax consequences to the holders. Holders should consult their own tax advisors regarding the tax consequences of such an assumption.

Modification

              The trustee and we may amend or supplement the indenture or the notes with the consent of the holders of not less than a majority in aggregate principal amount of the notes then outstanding. However, the consent of the holder of each outstanding note affected is required to:

  •
  alter the manner of calculation or rate of accrual of interest on the note or change the time of payment;

  •
  make the note payable in money or securities other than that stated in the note;

  •
  change the stated maturity of the note;

  •
  reduce the principal amount or fundamental change purchase price with respect to the note;

  •
  make any change that adversely affects the right to require us to purchase the note;

  •
  impair the right to institute suit for the enforcement of any payment with respect to the note or with respect to conversion of the note;

  •
  change the currency of payment of principal of, or interest on, the note;

  •
  except as otherwise permitted or contemplated by provisions of the indenture concerning specified reclassification or corporation reorganizations, adversely affect the conversion rights (including any make-whole premium payable) of the note; or

  •
  change the provisions in the indenture that relate to modifying or amending the indenture.

              Without the consent of any holder of notes, the trustee and we may amend or supplement the indenture:

  •
  to evidence a successor to us and the assumption by that successor of our obligations under the indenture and the notes;

  •
  to add to our covenants for the benefit of the holders of the notes or to surrender any right or power conferred upon us;

  •
  to secure our obligations in respect of the notes;

  •
  to evidence and provide the acceptance of the appointment of a successor trustee under the indenture;

  •
  to comply with the requirements of the SEC in order to maintain qualification of the indenture under the Trust Indenture Act, as contemplated by the indenture or otherwise;

  •
  to conform the provisions of the indenture to the "Description of the Notes" section in this prospectus;

  •
  to cure any ambiguity, omission, defect or inconsistency in the indenture; or

  •
  to make any change that does not adversely affect the rights of the holders of the notes in any material respect.

              The holders of a majority in aggregate principal amount of the outstanding notes may, on behalf of all the holders of all notes:

  •
  waive compliance by us with restrictive provisions of the indenture, as detailed in the indenture; or

  •
  waive any past default under the indenture and its consequences, except a default in the payment of any amount due, or in the obligation to deliver common stock upon conversion, with respect to any note or in respect of any provision which under the indenture cannot be modified or amended without the consent of the holder of each outstanding note affected.

Discharge of the Indenture

              We may satisfy and discharge our obligations under the indenture by delivering to the trustee for cancellation all outstanding notes or by depositing with the trustee, the paying agent or the conversion agent, if applicable, after the notes have become due and payable, whether at stated maturity, on any purchase date, on a fundamental change purchase date, on a redemption date or upon conversion or otherwise, cash sufficient to pay all of the outstanding notes and paying all other sums payable under the indenture.

Calculations in Respect of Notes

              We are responsible for making all calculations called for under the notes. These calculations include, but are not limited to, determination of the current market prices of our common stock. We will make all these calculations in good faith and, absent manifest error, our calculations are final and binding on holders of notes. We will provide a schedule of our calculations to the trustee, and the trustee is entitled to conclusively rely upon the accuracy of our calculations without independent verification.

Governing Law

              The indenture and the notes are governed by, and construed in accordance with, the law of the State of New York.

Information Concerning the Trustee

              The Bank of New York Trust Company, N.A., a national banking association duly organized and existing under the laws of the United States of America will be the trustee, registrar, paying agent and conversion agent under the indenture for the notes.

Global Notes; Book Entry; Form

              We will initially issue the notes in the form of one or more global securities. Each global security will be deposited with the trustee as custodian for DTC and registered in the name of a nominee of DTC. Except as set forth below, each global security may be transferred, in whole and not in part, only to DTC or another nominee of DTC. You will hold your beneficial interests in each global security directly through DTC if you have an account with DTC or indirectly through organizations that have accounts with DTC. Notes in definitive certificated form (called "certificated securities") will be issued only in certain limited circumstances described below.

              DTC has advised us that it is:

  •
  a limited purpose trust company organized under the laws of the State of New York;

  •
  a member of the Federal Reserve System;

  •
  a "clearing corporation" within the meaning of the New York Uniform Commercial Code; and

  •
  a "clearing agency" registered pursuant to the provisions of Section 17A of the Exchange Act.

              DTC was created to hold securities of institutions that have accounts with DTC (called "participants") and to facilitate the clearance and settlement of securities transactions among its participants in such securities through electronic book-entry changes in accounts of the participants, thereby eliminating the need for physical movement of securities certificates. DTC's participants include securities brokers and dealers, which may include the underwriters, banks, trust companies, clearing corporations and certain other organizations. Access to DTC's book-entry system is also available to others such as banks, brokers, dealers and trust companies (called, the "indirect participants") that clear through or maintain a custodial relationship with a participant, whether directly or indirectly.

              We expect that pursuant to procedures established by DTC upon the deposit of each global security with DTC, DTC will credit on its book-entry registration and transfer system the principal amount of notes represented by such global security to the accounts of participants. The accounts to be credited shall be designated by the underwriters. Ownership of beneficial interests in the global security will be limited to participants or persons that may hold interests through participants. Ownership of beneficial interests in a global security will be shown on, and the transfer of those beneficial interests will be effected only through, records maintained by DTC (with respect to participants' interests), the participants and the indirect participants.

              The laws of some jurisdictions may require that certain purchasers of securities take physical delivery of such securities in definitive form. These limits and laws may impair the ability to transfer or pledge beneficial interests in the global security.

              Owners of beneficial interests in global securities who desire to convert their interests into common stock should contact their brokers or other participants or indirect participants through whom they hold such beneficial interests to obtain information on procedures, including proper forms and cut-off times, for submitting requests for conversion. So long as DTC, or its nominee, is the registered owner or holder of a global security, DTC or its nominee, as the case may be, will be considered the sole owner or holder of the notes represented by the global security for all purposes under the indenture and the notes. In addition, no owner of a beneficial interest in a global security will be able to transfer that interest except in accordance with the applicable procedures of DTC.

              Except as set forth below, as an owner of a beneficial interest in the global security, you will not be entitled to have the notes represented by the global security registered in your name, will not receive or be entitled to receive physical delivery of certificated securities and will not be considered to be the owner or holder of any notes under the global security. We understand that under existing industry practice, if an owner of a beneficial interest in the global security desires to take any action that DTC, as the holder of the global security, is entitled to take, DTC would authorize the participants to take such action. Additionally, in such case, the participants would authorize beneficial owners owning through such participants to take such action or would otherwise act upon the instructions of beneficial owners owning through them.

              We will make payments of principal of, premium, if any, and interest on the notes represented by the global security registered in the name of and held by DTC or its nominee to DTC or its nominee, as the case may be, as the registered owner and holder of the global security.

              We expect that DTC or its nominee, upon receipt of any payment of principal of, premium, if any, or interest on the global security, will credit participants' accounts with payments in amounts proportionate to their respective beneficial interests in the principal amount of the global security as shown on the records of DTC or its nominee. We also expect that payments by participants or indirect participants to owners of beneficial interests in the global security held through such participants or indirect participants will be governed by standing instructions and customary practices and will be the responsibility of such participants or indirect participants. We will not have any responsibility or liability for any aspect of the records relating to, or payments made on account of, beneficial interests in the global security for any note or for maintaining, supervising or reviewing any records relating to such beneficial interests or for any other aspect of the relationship between DTC and its participants or indirect participants or the relationship between such participants or indirect participants and the owners of beneficial interests in the global security owning through such participants.

              Transfers between participants in DTC will be effected in the ordinary way in accordance with DTC rules and will be settled in same-day funds.

              DTC has advised us that it will take any action permitted to be taken by a holder of notes only at the direction of one or more participants to whose account the DTC interests in the global security is credited and only in respect of such portion of the aggregate principal amount of notes as to which such participant or participants has or have given such direction. However, if DTC notifies us that it is unwilling to be a depositary for the global security or ceases to be a clearing agency or there is an event of default under the notes (and the holder so requests), DTC will exchange the global security for certificated securities that it will distribute to its participants. Although DTC is expected to follow the foregoing procedures in order to facilitate transfers of interests in the global security among participants of DTC, it is under no obligation to perform or continue to perform such procedures, and such procedures may be discontinued at any time. Neither we nor the trustee will have any responsibility, or liability for the performance by DTC or the participants or indirect participants of their respective obligations under the rules and procedures governing their respective operations.

DESCRIPTION OF CAPITAL STOCK

General

              The following is a summary of the rights of our common stock and preferred stock and related provisions of our certificate of incorporation, bylaws and governance agreement with GSK.

              Our authorized capital stock consists of 230,230,000 shares, with a par value of $0.01 per share, of which:

  •
  200,000,000 shares are designated as common stock;

  •
  30,000,000 shares are designated as Class A common stock; and

  •
  230,000 shares are designated as preferred stock.

              At November 30, 2007, we had outstanding 51,595,868 shares of common stock, 9,401,499 shares of Class A common stock and no shares of preferred stock. All of our outstanding Class A common stock is held by GSK and its affiliates. In addition, as of November 30, 2007, an aggregate of 13,558,461 shares of our common stock were subject to outstanding options and restricted stock unit awards. At November 30, 2007, 97,079 shares of our outstanding common stock held by our employees, consultants and directors were subject to a lapsing right of repurchase in our favor, under which we may repurchase these shares upon the termination of the holder's employment or consulting relationship.

Common Stock

              Our common stock was subject to a call and put arrangement with GSK that expired on September 12, 2007.

Voting Rights

    Generally

              Unless otherwise provided for in our certificate of incorporation or required by applicable law, on all matters submitted to our stockholders for vote, our common stockholders and Class A common stockholders will be entitled to one vote per share, voting together as a single class.

    Class A common stock

              The Class A common stock, all of which is held by GSK, will have the right to elect a certain number of directors to our board of directors depending on the percentage of our outstanding voting stock owned by GSK at varying points in time. See "—Voting Rights For the Election of Directors/Board of Directors Composition" and "—Governance Agreement" for a description of the rights of GSK as the holder of our Class A common stock with respect to board of directors composition.

Dividends

              Subject to preferences that may apply to any shares of preferred stock outstanding at the time, the holders of common stock and Class A common stock shall be entitled to share equally in any dividends that our board of directors may determine to pay from time to time. In the event a dividend is paid in the form of shares of common stock or rights to acquire shares of common stock, the holders of common stock and Class A common stock shall receive common stock, or rights to acquire common stock, as the case may be.

Liquidation

              Upon our liquidation, dissolution or winding-up, the holders of common stock and Class A common stock shall be entitled to share equally all assets remaining after the payment of any liabilities and the liquidation preferences on any outstanding preferred stock.

Optional Conversion of Class A Common Stock

              All shares of our Class A common stock are held by GSK. GSK may convert each share of Class A common stock into one share of common stock at any time. All shares of Class A common stock so converted will be retired and cancelled.

Voting Rights for the Election of Directors/Board of Directors Composition

    Authorized Number of Directors

              Our certificate of incorporation and bylaws provide that our board of directors may consist of any number of directors, greater than or equal to one, provided that at any time that GSK's percentage ownership of our voting stock is 50.1% or greater, the authorized number of directors on our board of directors will be no less than nine, or any greater number that is divisible by three. We will increase or decrease the size of our board of directors and fill any newly created directorships as appropriate to achieve our board of directors composition required by our governance agreement with GSK. We will have the right to decrease the size of our board of directors without GSK's consent (and, if desired, to increase it again without GSK's consent to no more than 13 seats), so long as GSK does not lose its right to designate the directors or independent directors pursuant to the governance agreement.

              Our certificate of incorporation provides that holders of a majority of the shares of Class A common stock voting as a separate class, shall be entitled to elect members of our board of directors as follows:

  •
  For so long as GSK continues to own at least 15% of our outstanding stock (or, if GSK sells any of our stock, at least 19% after any such sale), one director;

  •
  For so long as GSK holds 35.1-50.0% of our outstanding stock, one director plus that percentage of our independent directors most closely approximating the percentage of stock GSK owns; and

  •
  For so long as GSK holds 50.1% or more of our outstanding stock, one third of our board of directors, plus one half of our independent directors.

              For these purposes, "independent directors" include all of our directors that qualify as independent under applicable exchange listing rules.

              All other directors are elected by a plurality of holders of our common stock and Class A common stock, voting together as a single class.

    Vacancies on Our Board of Directors

              GSK has the right to nominate any replacement for a director nominated by GSK at the end of that director's term or upon removal from office, subject to the approval of a majority of the directors (other than any director nominated by GSK) with respect to nominations pursuant to the governance agreement. The directors that were not nominated by GSK have the right to nominate any replacement for a director that was not nominated by GSK.

Preferred Stock

              Our certificate of incorporation authorizes 230,000 shares of Series A junior participating preferred stock that are purchasable upon exercise of the rights under our rights agreement. See "—Rights Agreement". These shares are:

  •
  not redeemable;

  •
  entitled, when, as and if declared, to a minimum preferential quarterly dividend payment of the greater of (a) $1.00 per share, and (b) an amount equal to 1,000 times the dividend declared per share of our common stock;

  •
  in the event of a liquidation, dissolution or winding up, entitled to a minimum preferential payment of the greater of (a) $10.00 per share (plus any declared but unpaid dividends), and (b) an amount equal to 1,000 times the payment made per share of common stock;

  •
  entitled to 1,000 votes, voting together with our common stock;

  •
  in the event of a merger, consolidation or other transaction in which outstanding shares of our common stock are converted or exchanged, entitled to receive 1,000 times the amount received per share of our common stock; and

  •
  entitled to anti-dilution protections.

Corporate Opportunities

              Our certificate of incorporation acknowledges that we and GSK may generally pursue any business opportunities available to us, and have no obligation to offer any business opportunities to the other party. In addition, pursuant to our certificate of incorporation, as between us and GSK and its affiliates, we renounce our interest in and waive any claim that a corporate or business opportunity constituted a corporate opportunity for us so long as the policy regarding treatment of corporate opportunities set forth in our certificate of incorporation is followed. Pursuant to the policy set forth in our certificate of incorporation, a corporate or business opportunity offered to any person who is our director and who is also a director, officer or employee of GSK, will belong to us only if the opportunity is expressly offered to such person primarily in his or her capacity as our director. Otherwise the opportunity will belong to GSK. Our certificate of incorporation provides that these provisions may only be amended by the affirmative vote of at least 85% of the voting power of all shares of our voting stock then outstanding.

Governance Agreement

              The following summary describes the material provisions of our governance agreement with GSK. The governance agreement contains agreements with GSK relating to our corporate governance and future acquisitions or dispositions of our securities by GSK and was put in place in connection with the addition of call and put features on our shares of common stock that expired on September 12, 2007. The rights and obligations of GSK vary based on the level of GSK's ownership of our voting stock as described below. As of November 30, 2007, GSK held 15.4% of our outstanding capital stock. As described further below, the Governance Agreement imposes limitations and conditions on GSK's ability to increase its ownership of our outstanding capital stock.

If GSK's Ownership of Our Voting Stock is Greater than 50.1%

    Agreements Related to Our Board of Directors

        Composition of Our Board of Directors

              Our board of directors will include:

  •
  a number of nominees designated by GSK equal to one-third of the aggregate number of directors comprising our board of directors at that time;

  •
  two of our officers nominated by the nominating committee of our board of directors; and

  •
  the remaining members of our board of directors will be independent directors.

              An independent director is a director that complies with the independence requirements for directors with respect to us for companies listed on the Nasdaq Global Market and has business or technical experience, stature and character as is commensurate with service on our board of directors of a publicly traded company. In addition, upon its request, GSK may designate nominees for half of the total number of independent directors. These independent director nominees must be reasonably acceptable to the members of the board of directors not nominated by GSK and must meet the qualifications of an independent director both with respect to us and with respect to GSK. An equal number of independent directors will be nominated by the directors of our board of directors (excluding the directors nominated by GSK). If GSK's percentage ownership of our voting stock falls below 50.1% (subject to certain limitations), then the term of each director nominated by GSK pursuant to this provision will automatically cease.

              Any committee of our board of directors must contain at least one director nominated by GSK except for:

  •
  a committee representing the interests of the holders of common stock;

  •
  a committee of independent directors constituted for the purposes of making any determination that is to be made under the terms of the governance agreement or our certificate of incorporation; or

  •
  a committee in which membership of a director nominated by GSK would be prohibited by applicable law, regulation or stock exchange or trading system listing requirement.

    Approval by a Majority of GSK Nominated Directors of Certain Actions

              The approval of a majority of the directors nominated by GSK will be required to approve any of the following:

  •
  our acquisition of any business or assets that would constitute a substantial portion of our business or assets;

  •
  the sale, lease, license, transfer or other disposal of a substantial portion of our business or assets, tangible or intangible, other than dispositions of assets over which GSK has no contractual rights pursuant to agreements with us or in the ordinary course of business; or

  •
  the repurchase or redemption of any of our equity securities other than (A) redemptions required by the terms of our voting stock, (B) purchases made at fair market value in connection with any deferred compensation plan that we maintain and (C) repurchases of unvested or restricted stock at or below cost pursuant to a compensation plan.

    Limitations and Exceptions to GSK's Rights to Acquire Our Securities

        Limitation on Acquisition of our Equity Securities by GSK

              Except as agreed to by us in writing following approval by a majority of our independent directors, GSK may not, directly or indirectly:

  •
  acquire any of our equity securities;

  •
  make or participate in any solicitation of proxies to vote from any holders of our equity securities;

  •
  form or participate in a "group" within the meaning of Section 13(d)(3) of the Securities and Exchange Act of 1934, as amended, with any person not bound by the terms of the governance agreement with respect to any of our voting stock;

  •
  acquire any of our assets or rights to purchase any of our assets except for assets offered for sale by us or the acquisition or purchase of our assets pursuant to the existing agreements that we have in place with GSK;

  •
  enter into any arrangement or understanding with others to do any of the actions listed immediately above; and

  •
  act together with others to offer to us or any of our stockholders any business combination, restructuring, recapitalization or similar transaction involving us or otherwise seek together with others to control, change or influence the management, board of directors or our policies or nominate any person as a director who is not nominated by the then incumbent directors, or propose any matter to be voted upon by our stockholders.

        Permitted GSK Purchases of Our Equity Securities From Us

              GSK may acquire our equity securities from us in the following circumstances:

  •
  if we issue equity securities to a third party (other than pursuant to exercise of options issued as compensation to our directors, officers, employees or consultants), GSK may purchase all or a portion of the number of equity securities that would bring GSK's percentage ownership of our voting stock to the same level that it was at immediately prior to the issuance of equity securities to the third party at the same price at which the equity securities were sold to the third party;

  •
  the purchase, on a quarterly basis, of equity securities comparable to those that are issued as compensation to our directors, officers, employees or consultants during the preceding quarter pursuant to option exercises or vesting of restricted stock, at the fair market value at the time of GSK's notification to us of its intention to purchase such equity securities that would bring GSK's percentage ownership of our voting stock to the same level that it was at immediately prior to such issuances or vesting;

  •
  the acquisition of additional equity securities issued in connection with a stock split or recapitalization; and

  •
  the purchase of equity securities for a pension plan or benefit plan for the benefit of GSK's employees.

  •
  GSK may purchase additional equity securities if we have determined to sell equity securities to pay all or any portion of the milestones that we may owe GSK pursuant to our existing agreements with GSK. In this event, GSK has the first right to purchase the additional equity securities on the terms that we intend to sell the equity securities; provided that, the voting stock held by GSK at such time was acquired in accordance with the terms of the governance agreement and our certificate of incorporation.

        Permitted GSK Purchases of Equity Securities from Our Stockholders

              GSK may acquire our equity securities from our stockholders in the following circumstances:

  •
  the acquisition of securities of another biotechnology or pharmaceutical company that owns our equity securities (provided that those shares will be subject to the provisions of the governance agreement on the same basis as GSK's shares of Class A common stock); or

  •
  the making of an offer to acquire equity securities if (a) a person or group (other than GSK) acquires 20% or more of our voting stock or (b) our board of directors formally acts to facilitate a change in control of us (other than with GSK), subject to the following conditions:

  •
  that the offer be an offer for 100% of our voting stock;

  •
  that the offer include no condition as to financing; and

  •
  that the offer includes a condition that the holders of a majority of the shares of the voting stock not owned by GSK accept the offer by tendering their shares or voting their shares in favor of the offer.

              The term "change in control" is referred to as (i) an acquisition of us by a third party (ii) any transaction or series of related transactions (including mergers, consolidations and other forms of business consolidations) after which our continuing stockholders hold less than 50% of the outstanding voting securities of either us or the entity that survives the transaction (or the parent of the surviving entity) or (iii) the sale, lease, license, transfer or other disposal of all or substantially all of our business or assets (except that the sale, license or transfer to another party of any of our assets in the ordinary course of business will not be considered a change in control of us if GSK has no contractual rights under our existing agreements with GSK over our asset sold, licensed or transferred).

              GSK can make an offer to our stockholders to merge with us or otherwise acquire outstanding voting stock that would bring GSK's percentage ownership of our voting stock to 100%, subject to the following conditions:

  •
  that the offer occurs on or after September 1, 2012;

  •
  that the offer includes no conditions to financing;

  •
  that the offer is approved by a majority of our independent directors; and

  •
  that the offer includes a condition that the holders of a majority of the shares of our voting stock not owned by GSK accept the offer by tendering their shares in the offer.

              GSK can make an offer to our stockholders to acquire outstanding voting stock that would bring GSK's percentage ownership of our voting stock to 100%, subject to the following conditions:

  •
  that the offer occurs before September 1, 2012;

  •
  that the offer includes no condition as to financing;

  •
  that the offer is approved by a majority of our independent directors;

  •
  that the offer includes a condition that the holders of a majority of the shares of the voting stock not owned by GSK accept the offer by tendering their shares in the offer; and

  •
  that the offer is for the greater of (a) the fair market value per share on the date immediately preceding the date of the first public announcement of the offer or (b) $162.75 per share (as adjusted to take into account stock dividends, stock splits, recapitalizations and the like).

        Limitations on Disposition of Our Equity Securities by GSK

              If GSK's percentage ownership of our voting stock becomes 50.1% or greater before September 1, 2012, then GSK may not sell or transfer any voting stock held by it until September 1, 2012. GSK is permitted to sell or transfer its voting stock in connection with a change in control of us that is approved by a majority of our independent directors. In the event that the prohibition on the disposition of voting stock by GSK expires on September 1, 2012, if GSK disposes of any of our voting stock, GSK shall not be able to purchase any of our voting stock for one year after such disposition without the prior approval of a majority of our independent directors.

    Voting Arrangements

        Agreement to Vote

              GSK shall vote the voting stock held by it (at GSK's election) either (i) in accordance with the recommendation of our independent directors or (ii) in proportion to the votes cast by the other holders of our voting stock.

        Exceptions to Agreement to Vote

              GSK can vote as it chooses on any proposal to:

  •
  effect a change in control of us;

  •
  effect the acquisition by us of any business or assets that would constitute a substantial portion of our business or assets;

  •
  effect the sale, license or transfer of all or a substantial portion of our business or assets unless GSK has no contractual rights over the business or assets in question pursuant to our strategic alliance agreement with GSK, and such sale, license or transfer occurs in the ordinary course of business; or

  •
  issue equity securities to one or more parties (other than in a public offering) that would result in that party or parties holding 20% or more of the voting stock.

              If a person or group acting in concert acquires 20% or more of the voting stock, GSK may vote its voting stock without any restrictions.

    Grant of Proxy

              GSK grants an irrevocable proxy coupled with an interest in all voting stock owned by GSK to our board of directors. This proxy will enable the proxyholder to vote or otherwise act with respect to all of GSK's voting stock in the manner required by the governance agreement.

If GSK's Ownership of Our Voting Stock is Less Than 50.1%

    Agreements Related to Our Board of Directors

        Composition of Our Board of Directors

              GSK shall have the right to either:

  •
  nominate an individual to serve as a member of our board of directors (in which case the size of our board of directors will be increased by one); or

  •
  designate an individual to serve as an observer at our board of directors meetings.

              GSK shall have this right until such time as GSK's percentage ownership of our outstanding securities having the right to vote generally in any election of our directors, referred to in this section "—Governance Agreement" as our "voting stock," (a) has fallen below 15%, or (b) directly as a result of any sale or other disposition by GSK of voting stock, has fallen below 19%.

    Limitations and Exceptions to GSK's Rights to Acquire Our Securities

        Limitation on Acquisition of our Equity Securities by GSK

              Except as agreed to by us in writing following approval by a majority of our independent directors, GSK will have the same limitations on the acquisition of our equity securities as are described above in "—Governance Agreement—If GSK's Ownership of Our Voting Stock is Greater than 50.1%—Limitations and Exceptions to GSK's Rights to Acquire Our Securities."

        Permitted GSK Purchases of Our Equity Securities From Us

              GSK may acquire our equity securities from us under the same circumstances that it is allowed to acquire our equity securities as are described above in "—Governance Agreement—If GSK's Ownership of Our Voting Stock is Greater than 50.1%—Limitations and Exceptions to GSK's Rights to Acquire Our Securities."

        Permitted GSK Purchases of Equity Securities from Our Stockholders

              GSK may acquire our equity securities from our stockholders under the same circumstances that it is allowed to acquire our equity securities from our stockholders as are described above in "—Governance Agreement—If GSK's Ownership of Our Voting Stock is Greater than 50.1%—Limitations and Exceptions to GSK's Rights to Acquire Our Securities." In addition, GSK can make an offer to our stockholders to acquire outstanding voting stock that would bring GSK's percentage ownership of our voting stock to no greater than 60%, subject to the following conditions:

  •
  that the offer occurs on or after September 1, 2008;

  •
  that the offer includes no condition as to financing;

  •
  that the offer is approved by a majority of our independent directors;

  •
  that the offer includes a condition that the holders of a majority of the shares of the voting stock not owned by GSK accept the offer by tendering their shares in the offer; and

  •
  that the shares purchased will be subject to the provisions of the governance agreement on the same basis as the shares of GSK's Class A common stock.

        Limitation on Disposition of Our Equity Securities by GSK

              GSK may not sell or transfer any of our voting stock held by them without the prior approval of a majority our independent directors until September 1, 2008. GSK is permitted to sell or transfer its voting stock in connection with a change in control of us that is approved by a majority of our independent directors. In the event that the prohibition on the disposition of voting stock by GSK expires on September 1, 2008 as set forth above, GSK shall only be able to dispose of our voting stock after such date and prior to September 1, 2012 through either a public offering or pursuant to Rule 144 under the Securities Act of 1933, as amended.

Voting Arrangements

    Agreement to Vote

              GSK shall vote the voting stock held by it (at GSK's election) either (i) in accordance with the recommendation of our independent directors or (ii) in proportion to the votes cast by the other holders of our voting stock.

    Exceptions to Agreement to Vote

              GSK can vote as it chooses on any proposal to:

  •
  issue equity securities to one or more parties (other than in a public offering) that would result in that party or parties holding 20% or more of our voting stock; or

  •
  effect a change in control of us.

              If a person or group acting in concert acquires 20% or more of the voting stock, GSK may vote its voting stock without any restrictions.

    Grant of Proxy

              GSK grants an irrevocable proxy coupled with an interest in all voting stock owned by GSK to our board of directors. This proxy will enable the proxyholder to vote or otherwise act with respect to all of GSK's voting stock in the manner required by the governance agreement.

Covenants

    Severance Arrangements

              We agree not to enter into or amend any existing contract with any of our directors, officers or employees that would provide for any payment, vesting of common stock, acceleration or other benefit or right contingent upon (i) GSK's purchase of shares of Class A common stock, (ii) the exercise by GSK of any of its rights under the governance agreement to representation on our board of directors or (iii) GSK's purchase of any equity securities not prohibited by the governance agreement.

    Amendments; Termination

              The governance agreement provides that its provisions may be amended only if the amendment is in writing and signed by GSK and us, and that no amendment will be effective without the approval of a majority of our independent directors.

              The provisions of the governance agreement will terminate at the earliest of (i) when GSK beneficially owns 100% of our outstanding voting stock, (ii) the effective time of a change in control of us and (iii) September 1, 2015.

Anti-Takeover Effects of Delaware Law, Our Certificate of Incorporation and Bylaw Provisions, Our Rights Agreement and our Governance Agreement with GSK

              Provisions of Delaware law and our certificate of incorporation and bylaws, our rights agreement and our governance agreement with GSK could make an acquisition of us by a third party and the removal of our incumbent officers and directors more difficult. These provisions, summarized below, may discourage coercive takeover practices and inadequate takeover bids and are intended to encourage persons seeking to acquire control of us to first negotiate with us. We believe that the benefits of increased protection of our ability to negotiate with the proponent of an unfriendly or unsolicited acquisition proposal outweigh the disadvantages of discouraging such proposals because, among other things, negotiation could result in an improvement of their terms.

              We are subject to Section 203 of the Delaware General Corporation Law, which regulates corporate acquisitions. In general, Section 203 prohibits a Delaware corporation from engaging in a "business combination" with an "interested stockholder" for a period of three years following the date the person became an interested stockholder, unless:

  •
  our board of directors approved the transaction in which such stockholder became an interested stockholder prior to the date the interested stockholder attained such status;

  •
  upon consummation of the transaction that resulted in the stockholder's becoming an interested stockholder, such person owned at least 85% of our voting stock outstanding at the time the transaction commenced, excluding shares owned by persons who are directors and officers; or

  •
  on or subsequent to such date the business combination is approved by our board of directors and authorized at an annual or special meeting of stockholders.

              A "business combination" generally includes a merger, asset or stock sale, or other transaction resulting in a financial benefit to the interested stockholder. In general, an "interested stockholder" is a person who, together with affiliates and associates, owns, or within three years prior to the determination of interested stockholder status, did own, 15% or more of a corporation's voting stock.

              Pursuant to the terms of our governance agreement with GSK, we have agreed that we will exempt GSK from the application of Section 203 of the Delaware General Corporation Law. Under the governance agreement, GSK is subject to certain limitations in its ability to acquire our shares of capital stock. See "—Governance Agreement."

              Our certificate of incorporation and bylaws do not provide for the right of stockholders to act by written consent without a meeting or for cumulative voting in the election of directors. In addition, our bylaws provide that special meetings of the stockholders can only be called by the Chairman of our board of directors, the chief executive officer, our board of directors or the request of stockholders holding at least 66 2/3% of the outstanding common stock. These provisions, which require the vote of stockholders holding at least 66 2/3% of the outstanding common stock to amend, may have the effect of deterring hostile takeovers or delaying changes in our management.

Rights Agreement

              Under our rights agreement, each share of our common stock and Class A common stock has associated with it one preferred stock purchase right. Each of these rights entitles its holder to purchase, at a price of $209.25 for each, one one-thousandth of a share of Series A junior participating preferred stock, (each subject to adjustment) under circumstances provided for in the rights agreement. The purpose of our rights agreement is to:

  •
  give our board of directors the opportunity to negotiate with any persons seeking to obtain control of us;

  •
  deter acquisitions of voting control of us without assurance of fair and equal treatment of all of our stockholders; and

  •
  prevent a person from acquiring in the market a sufficient amount of voting power over us to be in a position to block an action sought to be taken by our stockholders.

              The exercise of the rights under our rights agreement would cause substantial dilution to a person attempting to acquire us on terms not approved by our board of directors, and therefore would significantly increase the price that such person would have to pay to complete the acquisition. Our rights agreement may deter a potential acquisition or tender offer. Until a "distribution date" occurs, the rights will:

  •
  not be exercisable;

  •
  be represented by the same certificate that represents the shares with which the rights are associated; and

  •
  trade together with those shares.

              The rights will expire at the close of business on October 8, 2014, unless earlier redeemed or exchanged by us. Following a "distribution date," the rights would become exercisable and we would issue separate certificates representing the rights, which would trade separately from the shares of our common stock. A "distribution date" would occur upon the earlier of:

  •
  ten business days after a public announcement that the person has become an "acquiring person;" or

  •
  ten business days after a person commences or announces its intention to commence a tender or exchange offer that, if successful, would result in the person becoming an "acquiring person."

              A holder of rights will not, as such, have any rights as a stockholder, including the right to vote or receive dividends.

              Under our rights agreement, a person becomes an "acquiring person" if the person, alone or together with a group, acquires beneficial ownership of 15% or more of the outstanding shares of our common stock. GSK is not an "acquiring person" because we have, pursuant to our governance agreement with GSK, exempted GSK from the application of our rights agreement. In addition, an "acquiring person" shall not include us, any of our subsidiaries, or any of our employee benefit plans or any person or entity acting pursuant to such employee benefit plans. Our rights agreement also contains provisions designed to prevent the inadvertent triggering of the rights by institutional or certain other stockholders.

              If any person becomes an acquiring person, each holder of a right, other than the acquiring person, will be entitled to purchase, at the purchase price, a number of our shares of common stock having a market value of two times the purchase price. If, following a public announcement that a person has become an acquiring person:

  •
  we merge or enter into any similar business combination transaction and we are not the surviving corporation; or

  •
  50% or more of our assets, cash flow or earning power is sold or transferred,

each holder of a right, other than the acquiring person, will be entitled to purchase a number of shares of common stock of the surviving entity having a market value of two times the purchase price.

              After a person becomes an acquiring person, but prior to such person acquiring 50% of our outstanding common stock, our board of directors may exchange each right, other than rights owned by the acquiring person, for

  •
  one share of common stock;

  •
  one one-thousandth of a share of our Series A junior preferred stock; or

  •
  a fractional share of another series of preferred stock having equivalent value.

              At any time until a person has become an acquiring person, our board of directors may redeem all of the rights at a redemption price of $0.01 per right. On the redemption date, the rights will expire and the only entitlement of the holders of rights will be to receive the redemption price.

              For so long as the rights are redeemable, our board of directors may amend any provisions in the rights agreement without stockholder consent. After the rights are no longer redeemable, our board of directors may only amend the rights agreement without stockholder consent if such amendment would not change the amendment provisions, adversely affect the interests of the holders of rights, or cause the rights to again become redeemable. Despite the foregoing, at no time may the redemption price of the rights be amended or changed.

              The adoption of the rights agreement and the distribution of the rights should not be taxable to our stockholders or us. Our stockholders may recognize taxable income when the rights become exercisable in accordance with the rights agreement.

Registration Rights

              Certain holders of our common stock and GSK are entitled to rights with respect to the registration of their shares under the Securities Act. These registration rights are contained in our amended and restated investors' rights agreement and are described below. The registration rights under the investors' rights agreement with respect to holders of our common stock will expire October 5, 2009, or, with respect to an individual holder holding two percent or less of our outstanding capital stock, when such holder is able to sell all of its shares in a single transaction pursuant to Rule 144 under the Securities Act. The registration rights under the investors' rights agreement with respect to holders of our Class A common stock will expire on the earlier of September 12, 2014, or, with respect to an individual holder of Class A common stock holding two percent or less of our outstanding capital stock, when such holder is able to sell all of its shares in a single transaction pursuant to Rule 144 under the Securities Act.

    Demand Registration Rights

              The holders of shares of common stock having demand registration rights under the investors' rights agreement have the right to require that we register their common stock, provided such registration relates to not less than 50% in aggregate of our then outstanding shares of common stock having demand registration rights. We are only obligated to effect two registrations in response to these demand registration rights. We may postpone the filing of a registration statement for up to 90 days once in any 12-month period if our board of directors determines in good faith that the filing would be seriously detrimental to our stockholders or us. The underwriters of any underwritten offering have the right to limit the number of shares to be included in a registration statement filed in response to the exercise of these demand registration rights. We must pay all expenses, except for underwriters' discounts and commissions, incurred in connection with these demand registration rights.

    Piggyback Registration Rights

              If we register any securities for public sale, the stockholders with piggyback registration rights under the investors' rights agreement have the right to include their shares in the registration, subject to specified exceptions. The underwriters of any underwritten offering have the right to limit the number of shares registered by these stockholders due to marketing reasons. We must pay all expenses, except for underwriters' discounts and commissions, incurred in connection with these piggyback registration rights.

    S-3 Registration Rights

              While we are eligible to file a registration statement on Form S-3, the stockholders with S-3 registration rights under the investors' rights agreement can request that we register their shares, provided that such registration relates to not less than 10% in aggregate of our then outstanding shares of common stock having S-3 registration rights and the total price of the shares of common stock offered to the public is at least $1,000,000. The holders of S-3 registration rights may only require us to file two Form S-3 registration statements in any 12-month period. We may postpone the filing of a Form S-3 registration statement for up to 90 days once in any 12-month period if our board of directors determines in good faith that the filing would be seriously detrimental to our stockholders or us. We must pay all expenses, except for underwriters' discounts and commissions, incurred in connection with these S-3 registration rights.

Transfer Agent and Registrar

              The transfer agent and registrar for our common stock and the rights is The Bank of New York Trust Company, N.A.

CERTAIN U.S. FEDERAL INCOME TAX CONSIDERATIONS

              Any discussion of tax issues set forth in this prospectus was written in connection with the promotion and marketing of the transactions described in this prospectus. Such discussion was not intended or written to be used, and it cannot be used, by any person for the purpose of avoiding any tax penalties that may be imposed on such person. Each investor should seek advice based on its particular circumstances from an independent tax advisor.

              The following is a summary of certain U.S. federal income tax considerations relating to the purchase, ownership, and disposition of the notes and common stock into which the notes are convertible. This summary is based upon the provisions of the Internal Revenue Code of 1986, as amended (the "Code"), Treasury Regulations promulgated thereunder, administrative rulings and judicial decisions, all as of the date hereof. These authorities may be changed, possibly retroactively, so as to result in U.S. federal income tax consequences different from those set forth below.

              This summary is limited to holders who purchase notes upon their initial issuance at their initial issue price and who hold the notes and the common stock into which such notes are convertible as capital assets. This summary does not address the tax considerations arising under the laws of any foreign, state, or local jurisdiction or any U.S. federal estate or gift tax rules. In addition, this discussion does not address tax considerations applicable to a holder's particular circumstances or a holder that may be subject to special tax rules, including, without limitation:

  •
  banks, insurance companies, or other financial institutions;

  •
  regulated investment companies or real estate investment trusts;

  •
  persons subject to the alternative minimum tax;

  •
  tax-exempt organizations;

  •
  dealers in securities or currencies;

  •
  traders in securities that elect to use a mark-to-market method of accounting for their securities holdings;

  •
  certain former citizens or former long-term residents of the United States;

  •
  U.S. holders, as defined below, whose functional currency is not the U.S. dollar;

  •
  persons who hold the notes or common stock as a position in a hedging transaction, straddle, conversion transaction or other risk reduction transaction; or

  •
  persons deemed to sell the notes or common stock under the constructive sale provisions of the Code.

              You are urged to consult your tax advisor with respect to the application of the U.S. federal income tax laws to your particular situation, as well as any tax consequences of the purchase, ownership, and disposition of the notes and common stock arising under the U.S. federal estate or gift tax rules or under the laws of any state, local, foreign or other taxing jurisdiction.

Consequences to U.S. Holders

              The following is a summary of certain U.S. federal income tax consequences that will apply to you if you are a U.S. holder of the notes or the common stock. "U.S. holder" means a beneficial owner of our notes or our common stock that is:

  •
  an individual citizen or resident of the United States, as determined for U.S. federal income tax purposes;

  •
  a corporation or other entity taxable as a corporation for U.S. federal income tax purposes, created or organized in the United States or under the laws of the United States, any state thereof, or the District of Columbia;

  •
  an estate, the income of which is subject to U.S. federal income taxation regardless of its source; or

  •
  a trust that (i) is subject to the primary supervision of a U.S. court and the control of one or more U.S. persons or (ii) has a valid election in effect under applicable Treasury Regulations to be treated as a U.S. person.

              If a partnership, or other entity treated as a partnership for U.S. federal income tax purposes, holds our notes or common stock, the tax treatment of a partner will generally depend upon the status of the partner and the activities of the partnership. If you are a partner in a partnership holding the notes or common stock, you should consult your own tax advisor.

    Interest

              You will be required to include interest paid on the notes as ordinary income at the time it is paid or accrued, depending upon your regular method of accounting for U.S. federal income tax purposes.

    Sale, Exchange, Repurchase or Redemption of the Notes

              Upon the sale, exchange, repurchase, or redemption of a note, you generally will recognize capital gain or loss equal to the difference between the amount you receive (including the amount of cash and the fair market value of any property) and your adjusted tax basis in the note. Your adjusted tax basis in a note will generally equal the cost of the note to you, decreased by the amount of any principal payments that you have received. Any amount attributable to accrued but unpaid interest not previously included in income will be taxable to you as interest, as described above. Any gain or loss that you recognize generally will be treated as long-term capital gain or loss if you held the notes for more than one year. Net long-term capital gains of noncorporate U.S. holders, including individuals, are eligible for reduced rates of taxation. The deductibility of capital losses is subject to limitations.

    Conversion of the Notes

              You generally will not recognize gain or loss upon conversion of the notes into our common stock, except with respect to any cash received in lieu of fractional shares. The receipt of cash for fractional shares generally will result in the recognition of gain or loss equal to the difference between the amount of cash received and your adjusted tax basis in the fractional share.

              Your tax basis in common stock received upon conversion of a note will generally equal your adjusted basis in the note at the time of the conversion, reduced by any basis allocable to a fractional share. Your holding period for the common stock received will generally include the holding period for the note converted.

    Constructive Dividends

              U.S. holders of convertible debt instruments such as the notes may, in certain circumstances, be deemed to have received distributions of stock if the conversion price of such instruments is adjusted. However, adjustments to the conversion price made pursuant to a bona fide reasonable adjustment formula which has the effect of preventing the dilution of the interest of the holders of the debt instruments will generally not be deemed to result in a constructive distribution of stock. Certain of the possible adjustments provided in the notes, including, without limitation, adjustments in respect of taxable dividends to our stockholders, may not qualify as being pursuant to a bona fide reasonable adjustment formula. If such adjustments are made, you will be deemed to have received constructive distributions includible in your income in the manner described under "—Dividends" below even though you have not received any cash or property as a result of such adjustments. In certain circumstances, the failure to provide for such an adjustment may also result in a constructive distribution to you.

    Dividends

              Distributions, if any, made on our common stock received upon conversion of the notes generally will be treated as dividends to the extent of our current and accumulated earnings and profits, as determined for U.S. federal income tax purposes. Dividends received by noncorporate U.S. holders, including individuals, in taxable years beginning before January 1, 2011 generally are taxed at the reduced rates provided certain holding period requirements are satisfied. Distributions in excess of our current and accumulated earnings and profits will be treated as a return of capital to the extent of your adjusted tax basis in the common stock, and thereafter as capital gain. Dividends received by a corporate U.S. holder may be eligible for a dividends received deduction, subject to applicable limitations.

    Sale or Exchange of Common Stock

              Upon the sale or exchange of our common stock received upon conversion of the notes, you generally will recognize capital gain or loss equal to the difference between (i) the amount of cash and the fair market value of any property received upon the sale or exchange and (ii) your adjusted tax basis in the common stock. Your adjusted tax basis and holding period in common stock received in connection with conversion of notes are determined as discussed above under "—Conversion of the Notes." Any gain or loss that you recognize generally will be treated as long-term capital gain or loss if you held the stock for more than one year. Net long-term capital gains of noncorporate U.S. holders, including individuals, are eligible for reduced rates of taxation. The deductibility of capital losses is subject to limitations.

    Backup Withholding and Information Reporting

              U.S. holders may be subject to IRS information reporting and backup withholding (which is currently imposed at a 28% rate) on payments of interest on the notes, dividends on common stock, and proceeds from the sale or other disposition of the notes or common stock. A U.S. holder will be subject to backup withholding on these payments if the U.S. holder fails to provide its taxpayer verification number ("TIN") to the paying agent and comply with certain certification procedures or otherwise establish an exemption from backup withholding. Backup withholding may be imposed when a noncorporate U.S. holder is not otherwise exempt and the U.S. holder: (i) fails to furnish its TIN; (ii) furnishes an incorrect TIN; (iii) is notified by the IRS that it has failed to properly report payments of interest or dividends; or (iv) under certain circumstances, fails to certify, under penalties of perjury, that it has furnished a correct TIN and has not been notified by the IRS that it is subject to backup withholding.

              You generally will be entitled to credit any amounts withheld under the backup withholding rules against your U.S. federal income tax provided that the required information is furnished to the IRS in a timely manner.

Consequences to Non-U.S. Holders

              The following is a summary of certain material U.S. federal income tax consequences that will apply to you if you are a non-U.S. holder of the notes or the common stock. For purposes of this discussion, a "non-U.S. holder" means a beneficial owner of our notes or common stock that is not a

U.S. holder or a partnership or other entity treated as a partnership for U.S. federal income tax purposes.

    Interest

              Payments of interest made to you on the notes generally will be exempt from U.S. federal income and withholding tax, provided that:

  •
  such payments are not effectively connected with your conduct of a trade or business within the United States (or, in the case of an applicable tax treaty, are not attributable to your permanent establishment in the United States);

  •
  you do not own, actually or constructively, 10% or more of the total combined voting power of all classes of our stock entitled to vote;

  •
  you are not a "controlled foreign corporation" that is related to us, directly or indirectly, through stock ownership within the meaning of the applicable sections of the Code; and

  •
  you provide your name and address, and certify, under penalties of perjury, that you are not a U.S. person for U.S. federal income tax purposes, which certification may be made on an IRS Form W-8BEN, or that you hold your notes through certain intermediaries, and you and the intermediaries satisfy the certification requirements of applicable Treasury Regulations.

              If you cannot satisfy the requirements described above, you will be subject to 30% U.S. federal withholding tax with respect to payments of interest on the notes, unless you provide us with a properly executed (i) IRS Form W-8BEN claiming an exemption from or reduction in withholding under the benefit of an applicable income tax treaty or (ii) IRS Form W-8ECI stating that interest paid on the notes is not subject to withholding tax because it is effectively connected with the conduct of a trade or business in the United States.

              If you are engaged in a trade or business in the United States and interest on a note is effectively connected with your conduct of that trade or business, you generally will be subject to U.S. federal income tax on that interest in the manner as if you were a U.S. person as defined under the Code. You will, however, be exempt from the 30% withholding tax, provided the certification requirements described above are satisfied. In addition, if you are a foreign corporation, you may be subject to a branch profits tax equal to 30%, or such lower rate as may be prescribed under an applicable income tax treaty, of your earnings and profits for the taxable year, subject to adjustments, that are effectively connected with your conduct of a trade or business in the United States.

    Conversion of the Notes

              Conversion of the notes into common stock generally will not be a taxable event to you, except with respect to any cash received in lieu of a fractional share of common stock. You will realize gain or loss upon the receipt of cash in lieu of a fractional share of common stock, measured by the difference between the amount of cash received and your tax basis attributable to the fractional share. Such gain will treated as described under "—Sale, Exchange, Repurchase or Redemption of the Notes or Sale or Exchange of Common Stock" below.

    Sale, Exchange, Repurchase or Redemption of the Notes or Sale or Exchange of Common Stock

              Any gain that you realize upon the sale, exchange, repurchase, or redemption of our notes (except to the extent a portion is attributable to accrued interest) and any gain that you realize upon the sale or exchange of common stock generally will not be subject to U.S. federal income tax unless:

  •
  the gain is effectively connected with your conduct of a trade or business in the United States and, in the case of an applicable tax treaty, is attributable to your permanent establishment in the United States;

  •
  you are an individual who is present in the United States for 183 days or more in the taxable year of sale, exchange or other disposition and certain conditions are met; or

  •
  we are or have been a U.S. real property holding corporation for U.S. federal income tax purposes at any during the shorter of the five-year period ending on the date of disposition or your holding period for our notes or common stock. However, we believe that we are not currently, and do not anticipate becoming, a U.S. real property holding corporation.

              If your gain is described in the first bullet point above, you generally will be subject to U.S. federal income tax on the net gain derived from the sale. If you are a corporation, then any such effectively connected gain received by you may also, under certain circumstances, be subject to the branch profits tax at a 30% rate, or such lower rate as may be prescribed under an applicable income tax treaty. If you are an individual described in the second bullet point above, you will be subject to a flat 30% U.S. federal income tax on the gain derived from the sale, which may be offset by U.S.-source capital losses, even though you are not considered a resident of the United States. You are urged to consult your tax advisor regarding the tax consequences of the acquisition, ownership, and disposition of the notes or the common stock.

    Constructive Dividends

              Under certain circumstances, you may be deemed to have received a constructive dividend. See "—Consequences to U.S. Holders—Constructive Dividends" above. Any constructive dividend deemed paid to a non-U.S. holder will be subject to U.S. federal withholding tax at a 30% rate or such lower rate as may be specified by an applicable income tax treaty. It is possible that U.S. federal tax on the constructive dividend would be withheld from interest paid to the non-U.S. holder of the notes. A non-U.S. holder who is subject to withholding tax under such circumstances should consult its own tax advisor as to whether it can obtain a refund for all or a portion of the withholding tax.

    Dividends

              In general, dividends, if any, received by a non-U.S. holder with respect to our common stock will be subject to U.S. federal withholding tax at a 30% rate, unless such rate is reduced by an applicable income tax treaty. Dividends that are effectively connected with your conduct of a trade or business in the United States and, in the case of an applicable tax treaty, are attributable to your permanent establishment in the United States, are not subject to the withholding tax, but instead are subject to U.S. federal income tax on a net income basis at applicable individual or corporate rates. As discussed above, certain certification and disclosure requirements must be complied with in order for effectively connected income to be exempt from withholding. Any such effectively connected dividends received by a non-U.S. holder that is a corporation may also, under certain circumstances, be subject to the branch profits tax at a 30% rate or such lower rate as may be prescribed under an applicable income tax treaty.

    Backup Withholding and Information Reporting

              In general, you will not be subject to backup withholding with respect to payments that we make to you, provided that we do not have actual knowledge or reason to know that you are a U.S. person and you have given us an appropriate statement certifying, under penalties of perjury, that you are not a U.S. person. In addition, you will not be subject to backup withholding with respect to the proceeds of the sale of a note or of common stock within the U.S. or conducted through certain U.S.-related financial intermediaries, if the payor receives the statement described above and does not have actual knowledge or to know that you are a U.S. person or you otherwise establish an exemption. However, we may be required to report annually to the IRS and to you the amount of, and the tax withheld with respect to, any dividends paid to you, regardless of whether any tax was actually withheld. Copies of these information returns may also be made available under the provisions of a specific treaty or agreement to the tax authorities of the country in which you reside.

              You generally will be entitled to credit any amounts withheld under the backup withholding rules against your U.S. federal income tax provided that the required information is furnished to the IRS in a timely manner.

UNDERWRITING

              Merrill Lynch, Pierce, Fenner & Smith Incorporated and Goldman, Sachs & Co. are the underwriters in connection with this offering. Subject to the terms and conditions described in the purchase agreement among us and the underwriters, we have agreed to sell to the underwriters, and the underwriters have agreed to purchase from us, the aggregate principal amount of the debentures listed opposite their names below.

Underwriter	Principal Amount
Merrill Lynch, Pierce, Fenner & Smith Incorporated	$75,000,000
Goldman, Sachs & Co.	75,000,000

Total	$150,000,000

              The underwriters have agreed to purchase all of the notes sold pursuant to the terms and conditions of the purchase agreement if any of these notes are purchased. If an underwriter defaults, the purchase agreement provides that the purchase commitments of the non-defaulting underwriters may be increased or the purchase agreement may be terminated.

              We have agreed to indemnify the underwriters against certain liabilities, including liabilities under the Securities Act of 1933, as amended, or to contribute to payments the underwriters may be required to make in respect of these liabilities.

              The underwriters are offering the notes, subject to prior sale, when, as and if issued to and accepted by them, subject to approval of legal matters by their counsel, and other conditions contained in the purchase agreement, such as the receipt by the underwriters of officers' certificates and legal opinions. The underwriters reserve the right to withdraw, cancel or modify offers to the public and to reject orders in whole or in part.

Commissions and Discounts

              The underwriters have advised us that they propose initially to offer the notes to the public at the public offering price on the cover page of this prospectus and to dealers at that price less a concession not in excess of 1.8% of the principal amount of the notes. After the public offering, the public offering price, concession and discount may be changed.

              The following table shows the public offering price, underwriting discount and proceeds before expenses to us. The information assumes either no exercise or full exercise by the underwriters of their overallotment option.

	Per Note	Without Option	With Option
Public offering price	100%	$150,000,000	$172,500,000
Underwriting discount	3%	$4,500,000	$5,175,000
Proceeds, before expenses, to us	97%	$145,500,000	$167,325,000

              The estimated expenses of this offering, not including the underwriting discount, payable by us, will be approximately $600,000.

Overallotment Option

              We have granted to the underwriters an option to purchase up to an additional $22,500,000 in aggregate principal amount of notes at the public offering price less the underwriting discount, solely to cover any overallotments. The purchase of these additional notes must close by the date that is 30 days from, and including the date of closing of, the purchase of the initial notes.

No Sales of Similar Securities

              We, our executive officers and directors, funds affiliated with our directors and GSK have agreed, with exceptions, not to sell or transfer any of our common stock for 90 days after the date of this prospectus without first obtaining the written consent of Merrill Lynch, Pierce, Fenner & Smith Incorporated and Goldman, Sachs & Co. Specifically, we and these individuals have agreed not to directly or indirectly:

  •
  offer, pledge, sell or contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant for the sale or otherwise dispose of or transfer directly or indirectly any shares of our common stock or any securities convertible into or exercisable or exchangeable for common stock, except pursuant to any preexisting 10b5-1 sales plans; or

  •
  enter into any swap or other arrangement that transfers to another, in whole or in part, the economic consequences of ownership of any of our common stock whether any such swap or transaction is to be settled by delivery of shares or other securities, in case or otherwise. The restrictions described in the preceding paragraph do not apply to:

  •
  the sale of the notes to the underwriters;

  •
  the issuance by us of shares of common stock upon the exercise of an option or a warrant or the conversion of a security outstanding on the date of this prospectus that is described in this prospectus; or

  •
  the issuance by us of shares or options to purchase shares of common stock pursuant to our stock incentive and employee stock purchase plans, provided that the recipient of the shares agrees to be subject to the restrictions described in this paragraph.

              The foregoing restrictions do not apply to 40,455 shares of common stock pledged prior to this offering by one of our officers to secure a loan.

New Issue of Notes

              The notes are a new issue of securities with no established trading market. We do not intend to apply for listing of the notes on any national securities exchange or for quotation of the notes on any automated dealer quotation system. The underwriters have advised us that they presently intend to make a market in the notes after completion of this offering. However, the underwriters are under no obligation to do so and may discontinue any market-making activities at any time without any notice. We cannot assure the liquidity of the trading market for the notes or that an active public market will develop. If an active public trading market for the notes does not develop, the market price and liquidity of the notes may be adversely affected. If the notes are traded, they may trade at a discount from their initial offering price, depending on prevailing interest rates, the market for similar securities, our performance and other factors. Our shares of common stock are listed on the Nasdaq Global Market under the symbol "THRX."

Price Stabilization and Short Positions

              In connection with the offering, the underwriters may engage in transactions that stabilize the market price of the notes and our shares of common stock. Such transactions may include bids or purchases to peg, fix or maintain the price of the notes or the shares of common stock. If the underwriters create a short position in the notes in connection with the offering, i.e., if it sells more notes than are listed in this prospectus, the underwriters may reduce that short position by purchasing notes in the open market. Purchases of a security to stabilize the price or to reduce a short position could cause the price of the security to be higher than it might be in the absence of such purchases.

The underwriters may also elect to reduce any short position by exercising all or a part of the overallotment option described above.

              The underwriters may also impose a penalty bid. This occurs when a particular underwriter repays to the underwriters a portion of the underwriting discount received by it because the representatives have repurchased shares sold by or for the account of such underwriter in stabilizing or short covering transactions.

              Neither we nor the underwriters make any representation or prediction as to the direction or magnitude of any effect that the transactions described above may have on the price of the notes or shares of our common stock. In addition, neither we nor the underwriters make any representation that the underwriters will engage in these transactions or that these transactions, once commenced, will not be discontinued without notice.

Electronic Distribution

              A prospectus in electronic format may be made available on the websites maintained by the underwriters of this offering. Other than the electronic prospectus, the information on the website of the underwriters is not part of this prospectus. The underwriters may agree to allocate a number of notes to themselves for sale to their online brokerage account holders.

Other Relationships

              Certain of the underwriters or their affiliates from time to time have provided, and may provide in the future, investment and commercial banking and financial advisory services to us and our affiliates in the ordinary course of business, for which they have received or will receive customary fees and commissions.

              Sierra Ventures VI, L.P. and SV Associates VI, L.P., which are affiliated with one of our directors, together purchased an aggregate of $3.5 million principal amount of notes in this offering at the public offering price.

European Economic Area

              In relation to each Member State of the European Economic Area which has implemented the Prospectus Directive (each, a Relevant Member State), each underwriter has represented and agreed that with effect from and including the date on which the Prospectus Directive is implemented in that Relevant Member State (the Relevant Implementation Date) it has not made and will not make an offer of shares to the public in that Relevant Member State prior to the publication of a prospectus in relation to the shares which has been approved by the competent authority in that Relevant Member State or, where appropriate, approved in another Relevant Member State and notified to the competent authority in that Relevant Member State, all in accordance with the Prospectus Directive, except that it may, with effect from and including the Relevant Implementation Date, make an offer of shares to the public in that Relevant Member State at any time:

  (a)
  to legal entities which are authorised or regulated to operate in the financial markets or, if not so authorised or regulated, whose corporate purpose is solely to invest in securities;

  (b)
  to any legal entity which has two or more of (1) an average of at least 250 employees during the last financial year; (2) a total balance sheet of more than €43,000,000; and (3) an annual net turnover of more than €50,000,000, as shown in its last annual or consolidated accounts;

  (c)
  to fewer than 100 natural or legal persons (other than qualified investors as defined in the Prospectus Directive) subject to obtaining the prior consent of the representatives for any such offer; or

  (d)
  in any other circumstances which do not require the publication by the Issuer of a prospectus pursuant to Article 3 of the Prospectus Directive.

              For the purposes of this provision, the expression an "offer of shares to the public" in relation to any shares in any Relevant Member State means the communication in any form and by any means of sufficient information on the terms of the offer and the shares to be offered so as to enable an investor to decide to purchase or subscribe the shares, as the same may be varied in that Relevant Member State by any measure implementing the Prospectus Directive in that Relevant Member State and the expression Prospectus Directive means Directive 2003/71/EC and includes any relevant implementing measure in each Relevant Member State.

United Kingdom

              Each underwriter has represented and agreed that:

  (a)
  it has only communicated or caused to be communicated and will only communicate or cause to be communicated an invitation or inducement to engage in investment activity (within the meaning of Section 21 of the FSMA) received by it in connection with the issue or sale of the shares in circumstances in which Section 21(1) of the FSMA would not, if the Issuer was not an authorised person, apply to the Issuer; and

  (b)
  it has complied and will comply with all applicable provisions of the FSMA with respect to anything done by it in relation to the shares in, from or otherwise involving the United Kingdom.

Hong Kong

              The shares may not be offered or sold by means of any document other than (i) in circumstances which do not constitute an offer to the public within the meaning of the Companies Ordinance (Cap.32, Laws of Hong Kong), or (ii) to "professional investors" within the meaning of the Securities and Futures Ordinance (Cap.571, Laws of Hong Kong) and any rules made thereunder, or (iii) in other circumstances which do not result in the document being a "prospectus" within the meaning of the Companies Ordinance (Cap.32, Laws of Hong Kong), and no advertisement, invitation or document relating to the shares may be issued or may be in the possession of any person for the purpose of issue (in each case whether in Hong Kong or elsewhere), which is directed at, or the contents of which are likely to be accessed or read by, the public in Hong Kong (except if permitted to do so under the laws of Hong Kong) other than with respect to shares which are or are intended to be disposed of only to persons outside Hong Kong or only to "professional investors" within the meaning of the Securities and Futures Ordinance (Cap. 571, Laws of Hong Kong) and any rules made thereunder.

Singapore

              This prospectus has not been registered as a prospectus with the Monetary Authority of Singapore. Accordingly, this prospectus and any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of the shares may not be circulated or distributed, nor may the shares be offered or sold, or be made the subject of an invitation for subscription or purchase, whether directly or indirectly, to persons in Singapore other than (i) to an institutional investor under Section 274 of the Securities and Futures Act, Chapter 289 of Singapore (the "SFA"), (ii) to a relevant person, or any person pursuant to Section 275(1A), and in accordance with the conditions, specified in Section 275 of the SFA or (iii) otherwise pursuant to, and in accordance with the conditions of, any other applicable provision of the SFA.

              Where the shares are subscribed or purchased under Section 275 by a relevant person which is: (a) a corporation (which is not an accredited investor) the sole business of which is to hold investments and the entire share capital of which is owned by one or more individuals, each of whom is an accredited investor; or (b) a trust (where the trustee is not an accredited investor) whose sole purpose is to hold investments and each beneficiary is an accredited investor, shares, debentures and units of shares and debentures of that corporation or the beneficiaries' rights and interest in that trust shall not be transferable for 6 months after that corporation or that trust has acquired the shares under Section 275 except: (1) to an institutional investor under Section 274 of the SFA or to a relevant person, or any person pursuant to Section 275(1A), and in accordance with the conditions, specified in Section 275 of the SFA; (2) where no consideration is given for the transfer; or (3) by operation of law.

Japan

              The securities have not been and will not be registered under the Securities and Exchange Law of Japan (the Securities and Exchange Law) and each underwriter has agreed that it will not offer or sell any securities, directly or indirectly, in Japan or to, or for the benefit of, any resident of Japan (which term as used herein means any person resident in Japan, including any corporation or other entity organized under the laws of Japan), or to others for re-offering or resale, directly or indirectly, in Japan or to a resident of Japan, except pursuant to an exemption from the registration requirements of, and otherwise in compliance with, the Securities and Exchange Law and any other applicable laws, regulations and ministerial guidelines of Japan.

LEGAL MATTERS

              Certain legal matters relating to the issuance of the notes offered by this prospectus will be passed upon for us by Gunderson Dettmer Stough Villeneuve Franklin & Hachigian, LLP, Menlo Park, California and Shearman & Sterling LLP, San Francisco, California. Davis Polk & Wardwell, Menlo Park, California, is counsel to the underwriters in connection with this offering.

EXPERTS

              Ernst & Young LLP, independent registered public accounting firm, has audited our consolidated financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2006, and management's assessment of the effectiveness of our internal control over financial reporting as of December 31, 2006 as set forth in their reports, which are incorporated by reference in this prospectus and elsewhere in the registration statement. Our financial statements and management's assessment are incorporated by reference in reliance on Ernst & Young LLP's reports, given on their authority as experts in accounting and auditing.

$150,000,000

3% Convertible Subordinated Notes due 2015

PROSPECTUS

Merrill Lynch & Co.

Goldman, Sachs & Co.

January 16, 2008

QuickLinks

TABLE OF CONTENTS
ABOUT THIS PROSPECTUS
NOTE REGARDING FORWARD-LOOKING STATEMENTS
WHERE YOU CAN FIND MORE INFORMATION
INCORPORATION BY REFERENCE
PROSPECTUS SUMMARY
THE OFFERING
SUMMARY CONSOLIDATED FINANCIAL DATA
RISK FACTORS
Risks Related to our Business
Risks Related to our Alliance with GSK
Risks Related to Legal and Regulatory Uncertainty
General Company Related Risks
Risks Related to the Notes
RATIO OF EARNINGS TO FIXED CHARGES
USE OF PROCEEDS
PRICE RANGE OF COMMON STOCK
DIVIDEND POLICY
CAPITALIZATION
DESCRIPTION OF THE NOTES
DESCRIPTION OF CAPITAL STOCK
CERTAIN U.S. FEDERAL INCOME TAX CONSIDERATIONS
UNDERWRITING
LEGAL MATTERS
EXPERTS